Exhibit 10.11

EXECUTION COPY

AMENDED AND RESTATED
MASTER REPURCHASE AGREEMENT

Dated as of April 28, 2011

KBS GKK PARTICIPATION HOLDINGS II, LLC,

as Seller

and

CITIGROUP FINANCIAL PRODUCTS INC.,
as Buyer

Page

Section 1.	Applicability	2

Section 2.	Definitions and Accounting Matters	2

2.01.	Certain Defined Terms	2

2.02.	Accounting Terms and Determinations	24

Section 3.	Periodic Advance Repurchase Payments, Repurchase and Prepayments	25

3.01.	Periodic Advance Repurchase Payments	25

3.02.	Confirmations	25

3.03.	Repurchase of Transaction Assets	26

3.04.	Prepayments	26

3.05.	Mandatory Prepayments	27

3.06.	Voting and Consents under Transaction Assets	28

Section 4.	Payments; Computations; Etc.	30

4.01.	Payments	30

4.021.	Computations	32

4.03.	Intentionally Omitted	32

4.04.	Booking of Transactions	32

4.05.	Buyer's Funding of Eurodollar Rate Transactions	32

4.06.	Limitation on Types of Transactions, Illegality	32

4.07.	Income Payments	33

4.08.	Compensation for Increased Costs	33

4.09.	No Re-Advances; SL Green Funding	34

Section 5.	Transaction Asset Security	34

5.01.	Transaction Asset; Security	34

5.02.	Further Documentation	36

5.03.	Changes in Locations, Name, etc	36

5.04.	Buyer's Appointment as Attorney-in-Fact	36

5.05.	Performance by Buyer of Seller's Obligations	38

5.06.	Limitation on Duties Regarding Preservation of Transaction Assets	38

5.07.	Powers Coupled with an Interest	38

i

(continued)

Page

5.08.	Release of Security Interest	38

5.09.	Release of Transaction Assets	38

Section 6.	Conditions Precedent	39

6.01.	Amendment and Restatement	39

6.02.	Additional Conditions Precedent	42

6.03.	Post Closing Deliveries	43

Section 7.	Representations and Warranties	45

7.01.	Existence	45

7.02.	Financial Conditions	45

7.03.	Litigation, Etc	46

7.04.	No Breach	46

7.05.	Action	46

7.06.	Approvals	46

7.07.	Use of Proceeds; Margin Regulations	47

7.08.	Taxes	47

7.09.	Investment Company Act	47

7.10.	Transaction Assets; Transfer of Ownership and Precautionary Security interests	47
7.11.	Cheif Executive Office/Jurisdiction of Organization	48

7.12.	Location of Books and Records	48

7.13.	Adequate Capitalization; No Fradulent Transfer	49

7.14.	True and Complete Disclosure	49

7.15.	ERISA	49

7.16.	Subsidiaries	50

7.17.	Servicing Rights	50

7.18.	KBS Acquisition Equity	50

7.19.	Original Transaction	50

Section 8.	Affirmative Covenants

8.01.	Financial Statements, Reports, etc	50

8.02.	Litigation	53

(continued)

Page

8.03	Existence, etc	54

8.04	Intentionally Omitted	54

8.05.	Notices	54

8.06.	Intentionally Omitted	55

8.07.	T/I Reserve	55

8.08.	Property Management Agreement	56

8.09.	Foreclosure Procedures	56

8.10.	KBS Aquisition Subsidiaries	56

8.11.	Preservation of Assets	56

8.12.	KBS Siloed Assets	56

8.13.	Seller's Waiver of Citi Asset Representations	56

Section 9.	Negative Covenants	56

9.01.	Prohibition of Fundamental Changes	56

9.02.	Transactions with Affiliates	57

9.03.	Limitation on Liens	57

9.04.	Limitation on Investments	58

9.05.	Limitation on Indebtedness	59

9.06.	Limitation on Restricted Payments	59

9.07.	Asset Dispositions	60

9.08.	Burdensome Agreements	61

9.09.	Prepayments, Etc. of Indebtedness	61

9.10.	Minimum Liquidilty	61

9.11.	Servicer	61

Section 10.	Events of Default	62

Section 11.	Rmedies Upon Event of Default	64

Section 12.	No Duty of Buyer	68

Section 13.	Miscellaneous	68

13.01.	Waiver	68

13.02.	Notices	68

(continued)

Page

13.03.	Indemnification and Expenses	69

13.04.	Amendments	70

13.05.	Successors and Assigns	70

13.06.	Survival	70

13.07.	Captions	71

13.08.	Counterparts	71

13.09.	Agreement Constitutes Security Agreement, Governing Law	71

13.10.	Submission to Jurisdiction; Waivers	71

13.11.	WAIVER OF JURY TRIAL	72

13.12.	Acknowledgments	72

13.13.	Hypothecation or Plegde of Transactions	72

13.14.	Servicing	72

13.15.	Periodic Due Diligence Review	74

13.16	Set-Off	74

13.17.	Intent	75

13.18	Single-Purpose Entity	76

13.19	Netting	78

13.20.	Non-Assignability	78

13.21.	Revival and Reinstatement of Obligations	79

13.22.	Cash Management	79

13.23.	Time Before Foreclosure	79

AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT
AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT dated as of April 28, 2011 (the “Agreement”), between KBS GKK PARTICIPATION HOLDINGS II, LLC, a Delaware limited liability company (“Seller”) and CITIGROUP FINANCIAL PRODUCTS INC., a Delaware corporation (“Buyer”).
RECITALS
WHEREAS, Seller and Buyer have previously entered into the Master Repurchase Agreement, dated as of August 22, 2008 (as amended prior to the Restatement Date, the “Existing Repurchase Agreement”);
WHEREAS, at the time of entry into this Agreement there is only one Transaction outstanding under the Existing Repurchase Agreement and the Transaction Asset thereunder is the Initial Transaction Asset;
WHEREAS, Section 12.04 of the Existing Repurchase Agreement permits Seller and Buyer to make amendments to the Existing Repurchase Agreement;
WHEREAS, Seller and Buyer, in accordance with Section 12.04 of the Existing Repurchase Agreement, desire to amend and restate the Existing Repurchase Agreement and the existing Transaction thereunder as of the Restatement Date in its entirety as set forth herein;
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
AMENDMENT AND RESTATEMENT
On the Restatement Date, the Existing Repurchase Agreement shall be amended and restated in its entirety by this Agreement and (a) all references to the Existing Repurchase Agreement in any Transaction Document other than this Agreement (including in any amendment, waiver or consent) shall be deemed to refer to the Existing Repurchase Agreement as amended and restated hereby, (b) all references to any section (or subsection) of the Existing Repurchase Agreement in any Transaction Document (but not herein) shall be amended to be, mutatis mutandis, references to the corresponding provisions of this Agreement and (c) except as the context otherwise provides, all references to this Agreement in the Existing Repurchase Agreement (including for purposes of indemnification and reimbursement of fees) shall be deemed to be references to the Existing Repurchase Agreement as amended and restated hereby. This Agreement is not intended to constitute, and does not constitute, a novation of the obligations and liabilities under the Existing Repurchase Agreement (including the “Repurchase Obligations” under and as defined therein) or to evidence payment of all or any portion of such obligations and liabilities.

On and after the Restatement Date, (a) the Existing Repurchase Agreement shall be of no further force and effect except as amended and restated hereby and except to evidence (i) the incurrence by Seller of the “Repurchase Obligations” under and as defined therein (whether or not any of such “Repurchase Obligations” is contingent as of the Restatement Date), (ii) the representations and warranties made thereunder by Seller prior to the Restatement Date (other than the Citi Asset Representations made by Seller therein with respect to the Initial Transaction Asset) and (iii) any action or omission performed or required to be performed pursuant to the Existing Repurchase Agreement prior to the Restatement Date (including any failure, prior to the Restatement Date, to comply with the covenants contained in the Existing Repurchase Agreement) and (b) the terms and conditions of this Agreement and rights and remedies under the Transaction Documents, shall apply to all Repurchase Obligations incurred under the Existing Repurchase Agreement.
Until the Restatement Date, the Existing Repurchase Agreement shall remain in full force and effect, in accordance with its terms.

Section 1.Applicability. From time to time, the parties hereto may enter into transactions in which Seller agrees to transfer to Buyer certain Transaction Assets (as defined below) owned by Seller against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Seller such Transaction Assets, at a date certain or on demand, against the transfer of funds by Seller. Each such transaction shall be referred to as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Agreement.
Section 2.Definitions and Accounting Matters.
2.01.    Certain Defined Terms. As used herein, the following terms shall have the following meanings (all terms defined in this Section 2.01 or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and vice versa):
“1934 Act” shall mean the Securities and Exchange Act of 1934, as amended.
“1940 Act” shall mean the Investment Company Act of 1940, as amended.
“Act of Insolvency” shall mean, with respect to any party, (i) the commencement by such party as debtor of any case or proceeding, or the commencement by any other person or entity of any case or proceeding with respect to such party as debtor, under any bankruptcy, insolvency, reorganization, liquidation, moratorium, dissolution, delinquency or similar law, or the consent by such party to the appointment or election of a receiver, conservator, trustee, custodian or similar official for such party as debtor or any substantial part of its property, or the convening of any meeting of creditors for purposes of commencing any such case or proceeding or seeking such an appointment or election, (ii) the making by such party as debtor of a general assignment for the benefit of creditors, or (iii) the admission in writing by such party as debtor of such party's inability to pay such party's debts generally as they become due.
“Additional Guarantor” means KBS Debt Holdings Mezz Holder, LLC, a newly formed bankruptcy remote subsidiary of KBS Debt Holdings, LLC.
“Affiliate” shall mean (i) with respect to Buyer, any entity which controls, is controlled by, or is under common control with Buyer, and (ii) with respect to any Person (other than Buyer) or any affiliate of such Person, as such term is defined in the Bankruptcy Code. For purposes of this definition, “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise and “controlling” and “controlled” shall have meanings correlative thereto.
“AFRT Foreclosure” shall mean foreclosure proceedings with respect to the Equity Interests of American Financial Realty Trust or any other transfer of such Equity Interests pursuant to the exercise of remedies under or with respect to the mezzanine loan made under the Senior Mezzanine Loan Agreement as described in Schedule 6.01(m).
“Aggregate Goldman Repurchase Price” shall mean the aggregate “Repurchase Price” (as defined in the Goldman MRA) of all “Transaction Assets” (as defined in the Goldman MRA) subject to any “Transaction” (as defined in the Goldman MRA) outstanding under the Goldman MRA.
“Aggregate Repurchase Price” shall mean the aggregate Repurchase Price of all Transaction Assets subject to any Transaction outstanding under this Agreement.
“Agreement” shall mean this Amended and Restated Master Repurchase Agreement, as the same may be amended, supplemented or otherwise modified from time to time.
“Allocable Percentage” means the percentage equivalent of a fraction, (a) the numerator of which is the sum of the then Repurchase Price under this Agreement and the then “Repurchase Price” under and as defined in the Goldman MRA and (b) the denominator of which is the sum of (i) the amounts described in the foregoing clause (a) and (ii) Indebtedness then outstanding under clause (B) of the definition of “Permitted Secured Indebtedness”.
“Asset File” means with respect to the Initial Transaction Asset, those documents set forth in the schedule delivered by Seller to Custodian and which are delivered to the Custodian pursuant to the terms of this Agreement and the Custodial Agreement, including, without limitation, all documents required by Buyer to transfer a valid ownership interest to Buyer and to grant to Buyer and perfect in Buyer a precautionary first priority security interest in such Transaction Assets.

“Assignment and Pledge” means each assignment and pledge agreement executed in connection with the Transaction (including, without limitation, any such agreement executed under the Existing Repurchase Agreement) whereby Seller assigns all its right, title and interest, and grants a precautionary security interest to Buyer, in the Transaction Assets and Transaction Asset Items.
“Bankruptcy Code” shall mean the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.
“Base Rate” means fifty (50) basis points (0.50%) in excess of the Federal Funds Rate.
“Blocked Account Agreement” shall mean the collection account control agreement, dated as of August 22, 2008, among Seller, Buyer and the Depository Bank, as the same may be amended, supplemented or otherwise modified from time to time.
“Business Day” shall mean any day, other than Saturday or Sunday, on which banks in New York (and, with respect to any determination of LIBOR and any definitions associated with the definitions of LIBOR, London) are open for business.
“Buyer” shall mean Citigroup Financial Products Inc. together with its successors and/or assigns.
“Buyer's Pro Rata Share” means the percentage equivalent of a fraction, (a) the numerator of which is the then Repurchase Price under this Agreement and (b) the denominator of which is the sum of (i) the amount described in clause (a) and (ii) the then “Repurchase Price” under and as defined in the Goldman MRA.
“Capital Expenditure” means hard and soft costs incurred by KBS Acquisition or any of its subsidiaries, with respect to replacements and capital repairs made to Underlying Properties (including, without limitation, any properties acquired by KBS Acquisition in a Foreclosure) (including repairs to, and replacements of, structural components, roofs, building systems, parking garages, parking lots, and expenditures for building improvements or major repairs), leasing commissions and tenant improvements, in each case to the extent capitalized in accordance with GAAP.
“Capital Lease” means, as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person or entity as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person or entity.
“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a Capital Lease, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash Equivalents” means any of the following:
(a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof and having maturities of not more than 12 months after the date of acquisition;
(b) time deposits or certificates of deposit of any bank of recognized standing having capital and surplus in excess of $5,000,000,000 or whose commercial paper rating is at least “A-1” by S&P and “P-1” by Moody's;
(c) commercial paper rated at least “A-1” by S&P and “P-1” by Moody's and having maturities of not more than twelve months after the date of acquisition;
(d) direct obligations (or certificates representing an ownership interest in such obligations) of any state of the United States (including any agency or instrumentality thereof) the long term debt of which is rated “A3” or higher by Moody's and “A-” or higher by S&P (or rated the equivalent by at least one nationally recognized statistical rating organization) and having maturities of not more than twelve months after the date of acquisition; and
(e) any money market funds that maintain a constant asset value and that are rated “AAAm” by S&P or “AAAm-G” by S&P and Moody's (or rated the equivalent by at least one nationally recognized statistical rating organization).
“Casualty Event” means the damage, destruction or condemnation, as the case may be, of the real property of any Person or any of its Subsidiaries.
“Change of Control” shall mean any of the following events have occurred:
(i)    a sale, transfer or other disposition of all or substantially all of Seller's or any Guarantor's assets (excluding any such action taken in connection with any securitization transaction or sale of mortgage loans in the ordinary course of Seller's or such Guarantor's business); or
(ii)    a merger, consolidation, acquisition of assets or interests or other transaction pertaining to any Guarantor, if more than 50% of the combined voting interests of the continuing or surviving entity outstanding immediately after such merger, consolidation, acquisition of assets or interests or other transaction is not owned, directly or indirectly, by persons who were holders of voting interests in such Guarantor immediately prior to the consummation of such transaction.
“Citi Asset” shall mean the Initial Transaction Asset, which was sold to Seller by Buyer or an Affiliate of Buyer contemporaneously with the initial Transaction under the Existing Repurchase Agreement.

“Citi Asset Representations” shall mean the representations that were made to Seller by Buyer or an Affiliate of Buyer in the conveyance document pursuant to which Seller acquired a Citi Asset.
“Citi Indebtedness” shall mean any indebtedness of Seller hereunder and any indebtedness under any other arrangement between Seller, any Guarantor, and their respective Subsidiaries on the one hand, and Buyer or an Affiliate of Buyer on the other hand, other than (i) any non-recourse indebtedness acquired by or transferred to Buyer or any Affiliate of Buyer after the Original Effective Date or (ii) any Indebtedness secured by the Hackman Portfolio.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
“Co-Lender Agreement” shall mean the co-lender agreement, dated as of August 22, 2008, among Goldman, Citicorp North America, Inc. and SLG Stars Mortgage Loan LLC relating to the mortgage loan made under the Senior Loan Agreement.
“Collateral” shall have the meaning set forth in Section 5.01(c).
“Collection Account” shall have the meaning set forth in Section 4.01(a).
“Collections” shall mean, collectively, all collections and proceeds on or in respect of Transaction Assets, excluding collections required to be paid to the Servicer or a Transaction Asset Obligor on the Transaction Asset.
“Company Parties” shall mean, collectively, Seller, each Guarantor and their respective subsidiaries, and “Company Party” means any one of them.
“Confirmation” shall have the meaning provided in Section 3.02(a) hereof.
“Conversion Date” shall mean the date on which the following have occurred: (a) the AFRT Foreclosure has been completed, or in the event that the parties elect not to pursue the AFRT Foreclosure, all Lower Tier Entity Foreclosures required by the Buyer have been completed, (b) KBS Acquisition has successfully acquired all of the related Equity Interests with respect to such Foreclosures, and (b) this Agreement and the Goldman MRA are in full force and effect.
“Custodial Agreement” shall mean the Custodial Agreement, dated as of August 22, 2008, entered into among Seller, Custodian and Buyer as the same shall be modified and supplemented and in effect from time to time.
“Custodial Identification Certificate” shall mean the certificate executed by Seller in connection with the sale and precautionary pledge by Seller of a Transaction Asset to Buyer, in the form of Annex 3 to the Custodial Agreement.

“Custodian” shall mean Bank of America, N.A. (as successor to LaSalle Bank, N.A.), as custodian under the Custodial Agreement, and its successors and permitted assigns thereunder.
“Customary Permitted Liens” means, with respect to any Company Party, any of the following Liens:
(i) Liens with respect to the payment of taxes, assessments or governmental charges in each case that are not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP and, as to any property or interests owned directly or indirectly, in whole or in part, by KBS Acquisition, all Liens with respect to the payment of taxes, assessments or governmental charges;
(ii)    Liens of landlords arising by statute and liens of suppliers, mechanics, carriers, brokers, materialmen, warehousemen or workmen and other similar Liens, in each case (i) imposed by law (other than Liens imposed pursuant to Section 401(a)(29) or 412(n) of the Code or by ERISA) or arising in the ordinary course of business (other than liens of brokers), (ii) for amounts not yet due or that are being contested in good faith by appropriate proceedings and (iii) with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP, and, as to any property or interests owned directly or indirectly, in whole or in part, by KBS Acquisition, all Liens of landlords arising by statute and liens of suppliers, mechanics, carriers, brokers, materialmen, warehousemen or workmen and other similar Liens, in each case imposed by law (other than Liens imposed pursuant to Section 401(a)(29) or 412(n) of the Code or by ERISA) or arising in the ordinary course of business (other than liens of brokers);
(iii)    deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money) and surety, appeal, customs or performance bonds;
(iv)    encumbrances arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar encumbrances on the use of real property not materially detracting from the value of such real property or not materially interfering with the ordinary conduct of the business conducted and proposed to be conducted at such real property; and
(vi)    financing statements with respect to a lessor's rights in and to personal property leased to such Person in the ordinary course of such Person's business other than through a Capital Lease.
“Debt Issuance” means the issuance or incurrence by any Company Party of any Indebtedness of the type specified in clause (a) of the definition of “Indebtedness”, but excluding (i) any Debt Revolving Facility and (ii) any Indebtedness then outstanding under clause (B) of the definition of “Permitted Secured Indebtedness” and (iii) any Indebtedness secured by any property included in the Hackman Portfolio.
“Debt Revolving Facility” means the Millennium Revolver and the U.S. Bank Availability.
“Debt Yield Guarantors” shall mean each of the Persons set forth on Schedule 7 attached hereto, each of whom shall become a Guarantor under the Omnibus Guaranty.
“Default” shall mean an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.
“Default Fee” shall have the meaning set forth in Section 3.01 hereof.
“Default Rate” shall mean, in respect of any Repurchase Price amount or any other amount under this Agreement, the Confirmation or any other Transaction Document that is not paid when due to Buyer (whether at stated maturity, by acceleration, by optional or mandatory prepayment or otherwise), a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to (a) the Base Rate plus (b) the Eurodollar Rate Spread plus (c) 2.00% per annum.
“Depository Bank” shall mean Bank of America, N.A. as successor to LaSalle Bank, N.A.
“Disposition” or “Dispose” means the sale, transfer, conveyance, license, lease (other than leases having a term of 10 years or less (excluding any market based renewals), or other disposition of any property by any Person to any Person who is not a Company Party (including any sale and leaseback transaction and any sale of equity interests).
“Dollars” and “$” shall mean lawful money of the United States of America.
“DRIP” means the dividend reinvestment plan of Parent Guarantor.
“Due Diligence Review” shall mean the performance by Buyer of any or all of the reviews permitted hereunder with respect to the Transaction Assets, as desired by Buyer from time to time, including diligence under Section 13.15.
“Equity Interest” shall mean any interest in a Person constituting a share of stock or a partnership or membership interest (including, without limitation, a Preferred Equity Interest) or other right or interest in a Person that is not characterized as indebtedness under GAAP.
“Equity Issuance” means, except with respect to the DRIP, the issue or sale of any Stock of any Company Party by such Company Party to any Person other than a Company Party.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.
“ERISA Affiliate” shall mean any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which Seller is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which Seller is a member.
“Eurocurrency Reserve Requirements” shall mean, for any day as applied to any Transaction, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including without limitation basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto), dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities”) in Regulation D of such Board maintained by a member bank of such Governmental Authority.
“Eurodollar Base Rate” shall mean, with respect to any Eurodollar Contract Period, the rate per annum equal to the rate appearing at page LIBOR01 on Reuters as 30 day LIBOR on the second Business Day prior to the commencement of any Eurodollar Contract Period, and if such rate shall not be so quoted, the rate per annum at which Buyer is offered Dollar deposits at or about 10:00 A.M., New York City time, on such date by prime banks in the interbank eurodollar market where the eurodollar and foreign currency exchange operations in respect of its loans are then being conducted for delivery on such day for a period of 30 days and in an amount comparable to the amount of the Transactions to be outstanding on such day.
“Eurodollar Contract Period” means, with respect to each Transaction Asset, a period of thirty (30) days, and the number of days in such period being subject to adjustment as follows: (a) in no event shall a Eurodollar Contract Period extend beyond the Repurchase Date and (b) each such period shall end on the day immediately preceding the Payment Date which occurs approximately thirty (30) days after the commencement of such period.
“Eurodollar Rate” shall mean, with respect to each Eurodollar Contract Period pertaining to a Transaction, a rate per annum determined by Buyer in its sole good faith discretion in accordance with the following formula (rounded upwards to the nearest 1/100th of one percent), which rate as determined by Buyer shall be conclusive absent manifest error by Buyer:

Eurodollar Base Rate

1.00 minus Eurocurrency Reserve Requirements
“Eurodollar Rate Spread” means, 3.50%.
“Eurodollar Substitute Rate” means a rate of interest equal to (a) the Base Rate plus (b) the Eurodollar Rate Spread.
“Event of Default” shall have the meaning provided in Section 10 hereof.
“Excess Cash Flow” means, with respect to any fiscal quarter for KBS Acquisition and its subsidiaries on a consolidated basis, an amount equal to (i) Operating Income for such period plus (ii) depreciation and amortization minus (iii) Operating Expenses for such period, minus (iv) Capital Expenditures for such period, minus (v) regularly scheduled amortization payments made (or otherwise required to be made) on liabilities secured by mortgage loans or other Liens paid by KBS Acquisition or its Subsidiaries, minus (vi) payments made by KBS Acquisition or its Subsidiaries to reimburse intercompany receivables owed to the Parent Guarantor or its other Affiliates for expenses previously paid by them on behalf of KBS Acquisition or its Subsidiaries.
“Existing Goldman MRA” should mean that certain Master Repurchase Agreement dated as of August 22, 2008, between Goldman, as buyer, and Goldman Seller, as seller, as amended prior to the date hereof.
“Existing Repurchase Agreement” shall have the meaning set forth in the Recitals.
“Expense Reimbursement” shall mean Buyer's unpaid fees, costs and expenses (including without limitation fees and expenses of professionals) accrued through the date hereof, as set forth on Schedule 6.01(e) hereto.
“FDICIA” shall have the meaning provided in Section 13.17(d) hereof.
“Federal Funds Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by a money-center bank designated by Buyer from three federal funds brokers of recognized standing selected by Buyer.
“Fiscal Quarter” shall mean the three-month period ending on March 31, June 30, September 30 and December 31 of each year, or such other fiscal quarter of Seller as Seller may select from time to time with the prior consent of Buyer, such consent not to be unreasonably withheld.

“Foreclosure Procedures” shall mean the written agreement by Buyer and Seller as to the procedures to be adhered to by Seller and its affiliates in connection with the exercise of remedies (including foreclosure) under the senior mezzanine loan made under the Senior Mezzanine Loan Agreement, which, among other things, will require that any foreclosure or purchase result in the related assets being acquired by KBS Acquisition.
“Foreclosures” shall mean, collectively, the AFRT Foreclosure and the Lower Tier Entity Foreclosures.
“GAAP” shall mean generally accepted accounting principles consistently applied as in effect from time to time in the United States.
“GKK” shall mean Gramercy Capital Corp. and its Subsidiaries.
“Goldman” shall mean Goldman Sachs Mortgage Company.
“Goldman MRA” shall mean that certain Amended and Restated Master Repurchase Agreement, dated as of April 28, 2011, between Goldman, as buyer, and Goldman Seller, as seller, as the same may be amended, supplemented or otherwise modified from time to time.
“Goldman Seller” shall mean KBS GKK Participation Holdings I, LLC, a Delaware limited liability company.
“GS Indebtedness” shall mean any indebtedness of Seller hereunder and any indebtedness under any other arrangement between Seller, any Guarantor, and their respective Subsidiaries on the one hand, and Buyer or an Affiliate of Buyer on the other hand, other than any non-recourse indebtedness acquired by or transferred to Buyer or any Affiliate of Buyer after the Original Effective Date.
“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over Seller or any of its properties.
“Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business, or (ii) obligations to make servicing advances for delinquent taxes and insurance or other obligations in respect of an Underlying Property, to the extent required by Buyer. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.
“Guarantor Security Agreement” means the Guarantor Pledge and Security Agreement, dated as of April 28, 2011, entered into among Additional Guarantor and

Buyer (and to be joined by KBS Acquisition), as the same may be modified and supplemented and in effect from time to time.
“Guarantors” shall mean, collectively, the Parent Guarantor, KBS Acquisition, KBS REIT Properties Guarantor, each Debt Yield Guarantor, Additional Guarantor, each KBS Equity Portfolio Guarantor, each KBS Siloed Assets Guarantor and each Sub Guarantor, each of them individually, a “Guarantor”.
“Guaranty” shall mean each of the Parent Guaranty and the Omnibus Guaranty.
“Hackman Portfolio” shall mean the investment by any Subsidiary of Parent Guarantor with respect to all of the properties encumbered by a $300,000,000 mortgage loan by Citicorp North America, Inc., to National Industrial Portfolio Borrower, LLC, a Delaware limited liability company, made pursuant to a certain loan agreement dated as of August 8, 2007, and that may involve a partnership arrangement with Oak Tree Capital Management, L.P. or its Affiliates to accomplish a restructuring of the existing mortgage indebtedness referred to above and the mezzanine indebtedness related thereto and/or deed in lieu transfers with respect to such investment; provided, however, that the investment by such Subsidiary of Parent Guarantor through the acquisition of an equity interest in the partnership arrangement shall not exceed twenty million dollars ($20,000,000). For clarification purposes, such Subsidiary of Parent Guarantor holding such investment for Hackman Portfolio shall not be included as a KBS Equity Portfolio Guarantor or otherwise become or be a guarantor hereunder.

“Income” shall mean, with respect to the Transaction Assets at any time, any principal repaid and all interest, dividends or other distributions thereon.
“Indebtedness” shall mean, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than (i) trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered and (ii) trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable on or after ninety (90) days of the date the respective goods are delivered or the respective services are rendered; provided that the aggregate amount of all such Indebtedness at any one time outstanding pursuant to the foregoing clause (b)(ii) shall not exceed $10,000,000; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (g) Indebtedness of others Guaranteed by such Person; and (h) Indebtedness of general partnerships of which such Person is a general partner.
“Indemnified Party” shall have the meaning provided in Section 13.03 hereof.
“Initial Transaction Asset” shall mean that certain transaction asset commonly known as the “GKK/AFR Mezz Participation B” and evidenced by the Participation Documents, and as more particularly described on Schedule 4 hereto.
“Intercreditor Agreement” shall mean the Intercreditor Agreement, dated as of August 22, 2008, among Goldman, Citicorp North America, Inc., SLG Stars Mortgage Loan LLC, and SLG Stars Mezz Loan LLC.
“Investment” shall mean, with respect to any Person, (a) any purchase or other acquisition by such Person of (i) any Security issued by, (ii) a beneficial interest in any Security issued by, or (iii) any other equity ownership interest in, any other Person, (b) any purchase by such Person of all or a significant part of the assets of a business conducted by any other Person, or all or substantially all of the assets constituting the business of a division, branch or other unit operation of any other Person and (c) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable and similar items made or incurred in the ordinary course of business as presently conducted) or capital contribution by such Person to any other Person, including all Indebtedness of any other Person to such Person arising from a sale of property by such Person other than in the ordinary course of its business.
“Junior Mezzanine Loan Lenders” shall mean Goldman, Citicorp North America, Inc. and SL Green Realty Corp.
“Junior Mezzanine Loan Borrower” shall mean GKK Stars Junior Mezz 2 LLC, as borrower under the Junior Mezzanine Loan Agreement.
“KBS Acquisition” shall mean KBS Acquisition Sub, LLC, a Delaware limited liability company.
“KBS Equity Portfolio Guarantors” shall mean each of the Persons set forth on Schedule 8 attached hereto, each of whom shall become a Guarantor under the Omnibus Guaranty.
“KBS REIT Properties Guarantor” means KBS REIT Properties, LLC.
“KBS Siloed Assets” shall mean the following properties: (i) the “Goethe” property located at 9815 Goethe Road, Sacramento, California, and owned by KBS Goethe Road, LLC, a Delaware limited liability company; (ii) the “Midland” property located at 90 King Mill Road, 197 King Mill Road and 220 Midland Court, McDonough,

Georgia, and owed by KBS Midland Industrial Park, LLC; and (iii) the “Tribeca Penthouses” property located at 415 Greenwich, New York, New York, and owned by 415 Greenwich Fee Owner, LLC, a Delaware limited liability company (which is indirectly wholly owned by KBS 415 Greenwich, LLC, a Delaware limited liability company), which is the fee owner of the unsold condominium units located at the property.
“KBS Siloed Assets Guarantor” shall mean the owner of Tribeca Penthouses as identified in the definition of KBS Siloed Assets.
“Knowledge” or “aware” or correlative expressions with respect to the knowledge or awareness of Seller shall mean the actual knowledge of a Responsible Officer of Seller or the receipt by Seller of notice given with respect to a matter in accordance with the Transaction Documents or the Transaction Asset Documents.
“License Revocation Event” shall have the meaning provided in Section 3.06(a) hereof.
“Lien” shall mean any mortgage, lien, pledge, charge, security interest or similar encumbrance or any property interest similar to the foregoing, including, without limitation, the right of any vendor, lessor or similar party under any conditional sale agreement or title retention agreement or lease (including where the effect thereof is such that the assets or properties subject thereto do not constitute assets or properties of the obligor or lessee under such agreement or lease under applicable generally accepted accounting principles.
“Liquidity Availability” means, at any time, an amount equal to (i) the unrestricted cash and Cash Equivalents of the Parent Guarantor and its consolidated Subsidiaries (which unrestricted cash and Cash Equivalents, for greater certainty, shall exclude any such property that is otherwise subject to a currently applicable restriction on its withdrawal or distribution to the Parent Guarantor or any of its consolidated Subsidiaries) and (ii) amounts available to be drawn at such time under any Debt Revolving Facility (but only to the extent that (a) the lender under any such Debt Revolving Facility is committed to fund such amount and is not then subject to any Act of Insolvency or claiming that it is not obligated to fund such amount, (b) the only unsatisfied condition to drawing such amount at such time is the making of a borrowing request therefor and (c) the related borrower is entitled to deliver a borrowing request thereunder at such time), which for the avoidance of doubt would as of the date hereof include the Millennium Revolver.
“Loss Proceeds” means amounts, awards or payments payable to Seller or any other Affiliate of any Guarantor, any mortgage lender, or Buyer in respect of all or any portion of any of the Underlying Properties in connection with a casualty or condemnation thereof (after the deduction therefrom and payment to Seller or any other Affiliate of any Guarantor that is the owner of the Transaction Asset Obligor, any mortgage lender or Buyer, respectively, of any and all reasonable expenses incurred by

Seller and Buyer in the recovery thereof, including all attorneys' fees and disbursements, the fees of insurance experts and adjusters and the costs incurred in any litigation or arbitration with respect to such casualty or condemnation).
“Lower Tier Entity Foreclosures” shall mean foreclosure with respect to the portion of all of the Equity Interests (attributable to the borrowers under third party mortgage loans) that secure the mezzanine loan made under the Senior Mezzanine Loan Agreement or any other transfer of such Equity Interests pursuant to the exercise of remedies under or with respect to the mezzanine loan made under the Senior Mezzanine Loan Agreement, as described in Schedule 6.01(e).
“Market Value” shall mean, as of any date in respect of the Transaction Asset, the price at which the Transaction Asset could readily be sold as determined in Buyer's sole good faith discretion based upon objective criteria, which price may be determined to be zero; it being understood and agreed that Buyer's determination of Market Value shall be conclusive upon the parties.
“Material Adverse Effect” shall mean a material adverse effect on (a) the Property, business, operations, financial condition or prospects of Seller and/or any Guarantor or any of their respective Subsidiaries, (b) the ability of Seller and/or any Guarantor or any of their respective Subsidiaries to perform its obligations under any of the Transaction Documents to which it is a party, (c) the validity or enforceability of any of the Transaction Documents, (d) the rights and remedies of Buyer or any of its Affiliates under any of the Transaction Documents, (e) the timely payment of the Repurchase Price or any mandatory partial payments thereof or (f) the timely payment of the Periodic Advance Repurchase Payments for the Transactions or other material amounts payable in connection.
“Millennium Revolver” shall mean (i) the $29,500,000 loan by U.S. Bank National Association to KBS Millennium I, LLC, a Delaware limited liability company, which loan is made pursuant to that certain Loan Agreement (Revolving Loan) dated as of February 11, 2010, and secured by that certain Deed of Trust (With Assignment of Leases and Rents, Security Agreement and Fixture Filing) covering that certain property commonly known as Millennium I, 15455 North Dallas Parkway, Addison, Texas, and (ii) any refinancing thereof constituting a Permitted Refinancing Indebtedness.
“Monthly Transaction Asset Statement” shall mean, for each calendar month during which this Agreement shall be in effect (on a consolidated basis for all Underlying Properties then owned by KBS Acquisition and its Subidiaries), each of the following items, provided however, that, except with respect to any Underlying Property directly or indirectly owned by Seller or any Guarantor, such items need only be provided to the extent such items are either (A) generated by KBS Debt Holdings, LLC (in its sole discretion, it being agreed that KBS Debt Holdings, LLC shall have no obligation to generate any such items) or (B) generated by Persons other than KBS Debt Holdings, LLC and are received by KBS Debt Holdings, LLC or its successor as mezzanine lender under the Senior Mezzanine Loan Agreement:

(i) monthly and year-to-date unaudited financial statements prepared for the applicable month with respect to the Underlying Properties underlying the Transaction Asset, including a balance sheet and operating statement as of the end of such month, together with related statements of income, which statements shall be accompanied by an Officer's Certificate certifying that the same are true and correct and were prepared in accordance with GAAP applied on a consistent basis, subject to changes resulting from audit and normal year-end audit adjustments.
(ii)    a summary of material leases (and, to the extent prepared by Seller or its property manager in the ordinary course of business, each other lease) signed during such month, which summary shall include the tenant's name, lease term, base rent, escalations, tenant improvements, leasing commissions paid, free rent and other concessions;
(iii)    then current rent roll and occupancy reports;
(iv)    to the extent not otherwise described in this definition, copies of all financial statements and similar reports delivered to Encumbered Property Lenders (as defined in the Senior Mezzanine Loan Agreement); and
(v)    such other information as Buyer shall reasonably request, to the extent readily available to Seller without material cost or expense.
“Mortgaged Property” shall mean the real property (including all improvements, buildings, fixtures, building equipment and personal property thereon and all additions, alterations and replacements made at any time with respect to the foregoing) and all other collateral securing repayment of the debt evidenced by a mortgage note or mortgage B note, as applicable.
“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which Seller or any ERISA Affiliate has any obligation or liability, contingent or otherwise, at any relevant time.
“Net Cash Proceeds” means:
(a)    with respect to the Disposition of any real property asset (excluding the Hackman Portfolio) or any other asset in excess of $10,000 by any Company Party or any Casualty Event, the difference, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (excluding business interruption insurance proceeds or similar payments and including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty

Event actually received by or paid to or for the account of any Company Party) minus (without duplication) (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and that is required to be repaid in connection with such Disposition or Casualty Event, together with any applicable premium, penalty, interest and breakage costs, (B) the portion of any such insurance proceeds that the recipient is obligated to apply to rebuilding, restoring or repairing the subject property, (C) the reasonable out-of-pocket expenses (including, without limitation, attorneys' fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by any Company Party in connection with such Disposition or Casualty Event, (D) the amount required to make minimum distributions for REIT tax purposes and (E) taxes (or distributions for taxes) paid or reasonably estimated to be payable in connection therewith by such Company Party and attributable to such Disposition or Casualty Event, and it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents (i) received upon the Disposition of any non-cash consideration received by Parent Guarantor or any subsidiary in respect of any such Disposition or Casualty Event.
(b)    with respect to any Equity Issuance by a Company Party, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such Equity Issuance over (ii) all taxes and reasonable fees (including investment banking fees, underwriting discounts, commissions, costs and other reasonable out-of-pocket expenses (including attorneys' fees) and other customary expenses) incurred by such Person in connection with such Equity Issuance; and
(c)    with respect to any Debt Issuance by any Company Party, the excess, if any, of (i) the sum of the cash received in connection with such Debt Issuance (excluding the repayment of any Indebtedness being refinanced by such Debt Issuance) over (ii) the reasonable fees, underwriting discounts, commissions, costs and other reasonable out-of-pocket expenses (including attorneys' fees) and other customary expenses, incurred by such Person in connection with such Debt Issuance.
“Net Income” shall mean, with respect to any Person, for any period, the consolidated net income for such period of such Person as reported in such Person's financial statements prepared in accordance with GAAP.
“Officer's Certificate” shall mean the certificate of a Responsible Officer as set forth in Section 6.02(b) hereof.
“Omnibus Guaranty” shall mean that certain Omnibus Guaranty and Indemnity dated of even date herewith executed by each Guarantor for the benefit of Buyer, which is secured under the Guarantor Security Agreement, as amended or otherwise modified from time to time.

“Operating Expenses” means, for any period, all operating, renting, administrative, management, legal and other ordinary expenses of KBS Acquisition and its subsidiaries during such period, determined in accordance with GAAP; provided, however, that such expenses shall not include depreciation, amortization or other noncash items (other than expenses that are due and payable but not yet paid).
“Operating Income” means, for any period, all operating income of KBS Acquisition and its subsidiaries from each of the Underlying Properties during such period, determined in accordance with GAAP (but without straight-lining of rents), other than (i) Loss Proceeds (but Operating Income will include rental loss insurance proceeds to the extent allocable to such period), (ii) any revenue attributable to a lease to the extent it is paid more than thirty (30) days prior to the due date, (iii) any interest income from any source, (iv) any repayments received from any third party of principal loaned or advanced to such third party by Seller, (v) any proceeds resulting from the transfer of all or any portion of such Underlying Property, (vi) sales, use and occupancy or other taxes on receipts required to be accounted for by Seller to any government or governmental agency, (vii) termination fees, and (viii) any other extraordinary or non-recurring items.
“Original Effective Date” shall mean August 22, 2008.
“Original Transaction” shall have the meaning provided in Section 6.02 hereof.
“Parent Guarantor” shall mean KBS Real Estate Investment Trust, Inc., a Maryland corporation that has elected to be taxed as a real estate investment trust, and that is the indirect owner of all of the equity interest in Seller.
“Parent Guaranty” shall mean that certain Amended and Restated Parent Guaranty and Indemnity dated of even date herewith executed by Parent Guarantor for the benefit of Buyer.
“Participation Agreement” means that certain participation agreement dated as of August 22, 2008, among KBS Debt Holdings, LLC, as mezzanine lender, Goldman Seller, as Participant A, Seller, as Participant B, and Servicer, and evidencing the creation of the certificated participation interest constituting the Initial Transaction Asset, as the same may be amended, supplemented or otherwise modified from time to time with the prior written consent of Buyer.
“Participation Certificate” means that certain participation certificate issued to Seller under the Participation Agreement and more particularly described on Schedule 4 hereto.
“Participation Documents” means the Participation Agreement and the Participation Certificate.
“Payment Date” shall mean the fifteenth (15th) day of each month (or the first Business Day thereafter if the fifteenth (15th) day of the month is not a Business Day), or on any other Business Day of each month as mutually agreed to by Buyer and Seller, and for the last month of this Agreement on the first Business Day of such last month and on the Termination Date.
“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
“Periodic Advance Repurchase Payment” shall have the meaning set forth in Section 3.01 hereof.
“Permitted Refinancing Indebtedness” means Indebtedness issued or incurred by any Company Party (but in all cases, excluding Seller and any of its direct or indirect subsidiaries) in connection with the refinancing, refunding, exchange or replacement of existing Indebtedness of the type specified in clause (a) or clause (g) of the definition of “Indebtedness”; provided that (a) no Default shall have occurred and be continuing before and after giving effect to such issuance or incurrence, (b) such Indebtedness shall provide for amortization on a scheduled basis based upon prevailing market terms at the time the indebtedness being refinanced, refunded, exchanged or replaced and shall have a minimum maturity of twenty-four (24) months, (c) to the extent the borrower or borrowers of the indebtedness being refinanced, refunded, exchanged or replaced is a Company Party, the borrower or borrowers of such Indebtedness also shall be a Company Party, (d) to the extent the guarantor or guarantors of the indebtedness being refinanced, refunded, exchanged or replaced is a Company Party, the guarantor or guarantors of such Indebtedness also shall be a Company Party, (e) the nature and terms of any guarantees of such Indebtedness shall be substantially similar to those in existence with respect to any Indebtedness of KBS Equity Portfolio Guarantor or its Affiliates, and (f) with respect to the U.S. Bank Facilities, such Indebtedness shall be permitted to be incurred on a recourse basis not to exceed 33.33% of its principal amount; provided that if the principal amount of the indebtedness being refinanced, refunded, exchanged or replaced is increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, exchange or replacement, such excess amount received as Net Cash Proceeds in connection therewith (such excess amount, the “Refinancing Excess”) shall be applied in accordance with Section 3.05(f).
“Permitted Secured Indebtedness” means (A) Indebtedness issued or incurred by any KBS Equity Portfolio Guarantor; provided that (i) 100% of all Net Cash Proceeds received in connection therewith shall be applied in accordance with Section 3.05(g), (ii) such Indebtedness shall be secured solely by liens on the assets of such borrower and otherwise incurred on a non-recourse basis (other than with respect to the U.S. Bank Facilities, which such Indebtedness shall be permitted to be incurred on a recourse basis not to exceed 33.33% of its principal amount), and (iii) such Indebtedness shall provide for amortization on a scheduled basis based upon prevailing market terms at the time such Indebtedness is issued or incurred and shall have a minimum maturity of twenty-four (24) months, (B) Indebtedness issued or incurred by borrowers that own any of the KBS Siloed Assets; provided that (i) such Indebtedness shall be secured solely by liens on the assets of such borrower, which include the related KBS Siloed Asset, (ii) the aggregate amount of such Indebtedness shall not exceed $50,000,000 and (iii) such indebtedness shall have a minimum maturity of 9 months, or (C) any Debt Revolving Facility.
“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).
“Plan” means a pension plan covered by Title IV of ERISA , other than a Multiemployer Plan, as to which the Seller or any ERISA Affiliate has any obligation or liability, contingent or otherwise.
“Preferred Equity Interest” shall mean any interest in a Person constituting a preferred share of stock or a preferred partnership or membership interest or other preferred right or interest in a Person that is not characterized as indebtedness under GAAP.
“Prepayment Amounts” shall mean any prepayment(s) of the Repurchase Price other than any Scheduled Amortization Payment.
“Price Differential” shall mean, with respect to any Transaction hereunder as of any date, the aggregate amount obtained by daily application of the applicable Pricing Rate in effect from time to time for such Transaction to the outstanding Purchase Price (reduced by any prepayments of Repurchase Price) for such Transaction on each day during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the Repurchase Date (reduced by any amount of such Price Differential previously paid by Seller to Buyer with respect to such Transaction, including any amounts paid in respect of such Price Differential pursuant to Section 3.01 or any other partial repayments).
“Pricing Rate” shall have the meaning provided in Section 3.01 hereof.
“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.
“Purchase Date” shall mean, with respect to the Initial Transaction Asset, August 22, 2008.
“Purchase Period” shall have the meaning provided in Section 3.01 hereof.
“Purchase Price” means the sum of the price at which a Transaction Asset is purchased by Buyer from Seller, as specified in the related Confirmation, which immediately upon effectiveness of this Agreement shall be $64,144,058.66.
“Rate Step-Up” shall mean that the Eurodollar Rate Spread applicable with respect to the Initial Transaction Asset shall be 1.00% (100bps) higher (for each day that a Rate Step-Up is in effect pursuant to this Agreement) than the Eurodollar Rate Spread that would otherwise be in effect with respect to the Initial Transaction Asset pursuant to the provisions of this Agreement.
“Refinancing Excess” has the meaning specified in the definition of “Permitted Refinancing Indebtedness”.
“Regulation T, U or X” shall mean Regulations T, U or X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.
“Repurchase Date” shall mean the date on which Seller is to repurchase the Transaction Assets from Buyer, which date, unless otherwise specified in the related Confirmation shall be the date that is the Termination Date.
“Repurchase Obligations” shall have the meaning provided in Section 5.01(c) hereof.
“Repurchase Price” shall mean the price at which a Transaction Asset is to be transferred from Buyer, or its designee, to Seller upon termination of the related Transaction, which will equal in each case (including Transactions terminable upon demand) the sum of (i) the Purchase Price and (ii) the Price Differential and (iii) the amount, if any, funded pursuant to Section 4.09(b), in each case as of the date of such determination, decreased by all cash, Income, and Periodic Advance Repurchase Payments (including Default Fees, if any) actually received by Buyer and required by the terms of this Agreement to be applied to reduce the outstanding Repurchase Price, including, without limitation, any Scheduled Amortization Payments, any mandatory prepayments pursuant to Section 3.05 and any prepayments pursuant to Section 3.04.
“Requirement of Law” shall mean any law, treaty, rule, regulation, code, directive, policy, order or requirement or determination of an arbitrator or a court or other governmental authority whether now or hereafter enacted or in effect.
“Responsible Officer” shall mean, as to any Person, the chief executive officer or, with respect to financial matters, the chief financial officer of such Person.
“Restatement Date” means the date on or after the date of this Agreement on which all conditions precedent to effectiveness of this Agreement set forth in Section 6.01 and Section 6.02 shall have been satisfied by Seller or waived by Buyer.
“S&P” shall mean Standard and Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc.
“Scheduled Amortization Payments” means (i) on the October 2011 Payment Date, Buyer's Pro Rata Share of $35,000,000 reduced by any Prepayment Amounts paid by Seller or any Guarantor since the Restatement Date, (ii) on the January 2012 Payment Date, Buyer's Pro Rata Share of $18,602,498.56, increased by the Senior Loan Cure

Amortization, if any, with respect to such Payment Date, and reduced by any Prepayment Amounts paid by Seller or any Guarantor since the Restatement Date to the extent not previously applied as a reduction, (iii) on the April 2012 Payment Date, Buyer's Pro Rata Share of $18,602,498.56, increased by the Senior Loan Cure Amortization, if any, with respect to such Payment Date, and reduced by any Prepayment Amounts paid by Seller or any Guarantor since the Restatement Date to the extent not previously applied as a reduction, (iv) on the July 2012 Payment Date, Buyer's Pro Rata Share of $18,602,498.56, increased by the Senior Loan Cure Amortization, if any, with respect to such Payment Date, and reduced by any Prepayment Amounts paid by Seller or any Guarantor since the Restatement Date to the extent not previously applied as a reduction, (v) on the October 2012 Payment Date, Buyer's Pro Rata Share of $18,602,498.56, increased by the Senior Loan Cure Amortization, if any, with respect to such Payment Date, and reduced by any Prepayment Amounts paid by Seller or any Guarantor since the Restatement Date to the extent not previously applied as a reduction, (vi) on the January 2013 Payment Date, Buyer's Pro Rata Share of $18,602,498.56, increased by the Senior Loan Cure Amortization, if any, with respect to such Payment Date, and reduced by any Prepayment Amounts paid by Seller or any Guarantor since the Restatement Date to the extent not previously applied as a reduction, and (vii) on the April 2013 Payment Date, Buyer's Pro Rata Share of $18,602,498.53, increased by the Senior Loan Cure Amortization, if any, with respect to such Payment Date, and reduced by any Prepayment Amounts paid by Seller or any Guarantor since the Restatement Date to the extent not previously applied as a reduction.
“Section 4402” shall have the meaning provided in Section 12.19 hereof.
“Security” shall mean any Stock, Stock Equivalent, voting trust certificate, bond, debenture, note or other evidence of Indebtedness, whether secured, unsecured, convertible or subordinated, or any certificate of interest, share or participation in, any temporary or interim certificate for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing, but shall not include any evidence of the Obligations.
“Security Documents” means this Agreement, the Confirmations, and all other agreements, instruments, assignments, certificates and documents, including Uniform Commercial Code financing statements, delivered by or on behalf of Seller to evidence or secure the Transaction(s) or otherwise in satisfaction of the requirements of this Agreement, or the other documents listed above, as the same may be amended or modified from time to time.
“Seller” shall have the meaning provided in the preamble.
“Seller Group” shall mean the Seller, together with its Affiliates taken as a whole (including, without limitation, the Parent Guarantor).
“Senior Loan Agreement” shall mean the Loan Agreement made among the borrowers named therein, Goldman, Citicorp North America, Inc. and SL Green Realty

Corp, as lenders, with an original closing date of April 1, 2008, and amended as of August 22, 2008, March 9, 2010, and March 11, 2011.
“Senior Loan Cure Amortization” means (i) with respect to the January 2012 Payment Date, 16.70% of the Senior Loan Cure Amount, if any, paid on or prior to such date, (ii) with respect to the April 2012 Payment Date, 16.66% of the Senior Loan Cure Amount, if any, paid on or prior to such date, (iii) with respect to the July 2012 Payment Date, 16.66% of the Senior Loan Cure Amount, if any, paid on or prior to such date, (iv) with respect to the October 2012 Payment Date, 16.66% of the Senior Loan Cure Amount, if any, paid on or prior to such date, (v) with respect to the January 2013 Payment Date, 16.66% of the Senior Loan Cure Amount, if any, paid on or prior to such date, and (vi) with respect to the April 2013 Payment Date, 16.66% of the Senior Loan Cure Amount, if any, paid on or prior to such date.
“Senior Loan Cure Amount” means Buyer's Pro Rata Share of the amount required to payoff the outstanding indebtedness owed to SL Green under the Senior Loan Agreement, which as of the date hereof is estimated to be $34,439,133.
“Senior Loan Borrowers” shall mean the various borrowers party to the Senior Loan Agreement.
“Senior Mezzanine Loan Agreement” shall mean the Amended and Restated Senior Mezzanine Loan Agreement underlying the Initial Transaction Asset and made among the borrowers named therein, Goldman and Citicorp North America, Inc. as lenders, with an original closing date of April 1, 2008, and amended as of August 22, 2008 and March 11, 2011, and assigned by Goldman and Citicorp North America, Inc. to KBS Debt Holdings, LLC pursuant to the Senior Mezzanine Loan Purchase Agreement.
“Senior Mezzanine Loan Borrowers” shall mean the various borrowers party to the Senior Mezzanine Loan Agreement.
“Senior Mezzanine Loan Purchase Agreement” means the Assignment and Assumption Agreement, dated August 22, 2008, among Citicorp North America, Inc., Goldman Sachs Mortgage Company, and KBS Debt Holdings, LLC, as heretofore or hereafter amended or otherwise modified.
“Servicer” shall mean with respect to the Initial Transaction Asset, Archon Group, L.P., a Delaware limited partnership, or, in the event Archon Group, L.P. voluntarily resigns as servicer or is no longer legally able to act as servicer (whether by reason of bankruptcy of Archon Group, L.P. or otherwise), such other third party servicer reasonably acceptable to Buyer.
“Servicer Notice” shall have the meaning provided in Section 13.14(c) hereof.
“Servicing Agreement” shall have the meaning provided in Section 13.14(c) hereof.

“Servicing Records” shall have the meaning provided in Section 13.14(b) hereof.
“Single-Purpose Entity” shall mean a Person, other than an individual, which is formed or organized solely for the purpose of holding the Transaction Assets, does not engage in any business unrelated to the Transaction Assets and the financing thereof, does not have any assets other than the Transaction Assets and the financing thereof or any indebtedness other than as permitted by this Agreement, has its own separate books and records and its own accounts, in each case which are separate and apart from the books and records and accounts of any other Person, holds itself out as being a Person, separate and apart from any other Person.
“SL Green” shall mean SL Green Realty Corp.
“SL Green Funding Date” shall have the meaning provided in Section 4.09(c).
“Stock” means shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or nonvoting.
“Stock Equivalents” means all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.
“Sub Guarantor” shall mean each subsidiary of KBS Acquisition formed from time to time in connection with the acquisition of assets by KBS Acquisition.
“Subsidiary” shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.
“Termination Date” shall mean the earliest to occur of (a) April 28, 2013, (b) the Conversion Date, (c) the maturity or sooner termination date of the Initial Transaction Asset (as stated in the Participation Documents, and as same may be extended), or (d) such earlier date on which this Agreement shall terminate in accordance with the provisions hereof or by operation of law.
“T/I Reserve Account” shall have the meaning set forth in Section 8.07.

“Total Indebtedness” shall mean, for any period, the aggregate Indebtedness of Parent Guarantor and its subsidiaries during such period.
“Transaction” shall have the meaning provided in Section 1 hereof.
“Transaction Asset” shall mean the Initial Transaction Asset.
“Transaction Asset Documents” shall mean, with respect to the Transaction Asset, the documents comprising the Asset File for such Transaction Asset.
“Transaction Asset Items” shall have the meaning provided in Section 5.01(b) hereof
“Transaction Asset Note” shall mean a promissory note, participation certificate, or other evidence of the Indebtedness (or interest therein) of a Transaction Asset Obligor with respect to a Transaction Asset.
“Transaction Asset Obligor” shall mean any obligor under the Transaction Assets and any issuer of any security comprising any portion of the Transaction Asset, including each Senior Mezzanine Loan Borrower.
“Transaction Asset Schedule” shall mean a list of the Transaction Asset Documents with respect to the Transaction Assets sold pursuant to this Agreement, attached to a Custodial Identification Certificate setting forth, as to the Transaction Asset, the applicable information specified on Annex 1 to the Custodial Agreement.
“Transaction Asset Schedule and Exception Report” shall mean the collateral loan schedule and exception report prepared by the Custodian pursuant to the Custodial Agreement.
“Transaction Costs” shall mean, with respect to the Transaction, all actual out-of-pocket reasonable costs and expenses paid or incurred by Buyer and relating to the making of such Transaction (including legal fees and other fees described in Section 13.03 hereof).
“Transaction Documents” shall mean, collectively, this Agreement, the Confirmation, the Custodial Agreement, the Parent Guaranty, the Omnibus Guaranty, the Guarantor Security Agreement, the Servicing Agreement and the Blocked Account Agreement.
“Transfer Documents” means this Agreement, the related Confirmation, the related Assignment and Pledge, and all allonges, endorsements, powers, agreements, instruments, certificates and documents delivered by or on behalf of Seller to evidence the Transaction(s) or otherwise in satisfaction of the requirements of this Agreement, or the other documents listed above as same may be amended or modified from time to time.

“Trust Receipt” shall mean the receipt delivered by Custodian pursuant to the provisions of Section 4 of the Custodial Agreement acknowledging receipt of an Asset File in connection with a Transaction hereunder in the form of Annex 2 to the Custodial Agreement.
“Underlying Property” means Mortgaged Property underlying the Initial Transaction Asset.
“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect on the date hereof in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in the Transaction Asset is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.
“U.S. Bank Availability” shall mean the additional advance or draw permitted to be made under the U.S. Bank Facility for the small loan portfolio in an amount not to exceed $6,000,000.
“U.S. Bank Facilities” shall mean (i) the U.S. Bank Small Pool Loan and (ii) the Millennium Revolver as the same may be subsequently modified to increase available capacity thereunder and to incorporate as additional security thereunder a certain real property commonly known as Woodfield Preserve owned by KBS Woodfield Preserve, LLC.
“U.S. Bank Small Pool Loan” shall mean the $54,000,000 loan by U.S. Bank National Association, which loan is made pursuant to that certain Loan Agreement dated as of February 4, 2009, to (i) KBS City Gate Plaza, LLC, a Delaware limited liability company, and secured by that certain Deed of Trust (With Assignment of Leases and Rents, Security Agreement and Fixture Filing) covering that certain property commonly known as City Gate, 2450 and 2460 Venture Oaks Way, Sacramento, California, (ii) KBS Meridian Tower, LLC, a Delaware limited liability company, and secured by that certain Mortgage (With Assignment of Leases and Rents, Security Agreement and Fixture Filing) covering that certain property commonly known as Meridian Tower, 5100 East Skelly Drive, Tulsa, Oklahoma, (iii) KBS North Creek, LLC, a Delaware limited liability company, and secured by that certain Deed of Trust With Assignment of Leases and Rents, Security Agreement and Fixture Filing covering that certain property commonly known as North Creek, 11840-18916 North Creek Parkway, Bothell, Washington, and (iv) KBS University Park, LLC, a Delaware limited liability company, and secured by that certain Deed of Trust (With Assignment of Leases and Rents, Security Agreement and Fixture Filing) covering that certain property commonly known as University Park, 100 Howe Avenue, Sacramento, California.

“Wire Delay” shall mean a delay resulting solely by reason of (i) the “Fedwire Funds Service,” the wire transfer network of the Federal Reserve Board, failing to process in a timely manner a wire transfer payment (provided, that such wire transfer payment was initiated by the payor on or sufficiently in advance of the due date of such payment so that, but for such failure, the payment would have been timely received) or (ii) errors by the related servicer or bank of any lockbox account controlled by Buyer or its Affiliates.
“Woodfield and South Towne Mortgage Loan” shall mean that certain mortgage loan by Pacific Life Insurance Company to KBS South Towne, LLC, a Delaware limited liability company, and KBS Woodfield Preserve, LLC, a Delaware limited liability company, which had an original principal amount of $106,500,000 and which loan is secured by (i) a Deed of Trust, Financing Statement and Security Agreement (With Assignment of Rents and Fixture Filing) covering a certain property commonly known as South Towne Corporate Center and located at 150 and 200 West Civic Center Drive, Sandy, Utah, and (ii) a First Mortgage, Financing Statement and Security Agreement (With Assignment of Rents and Fixture Filing) covering a certain real property commonly known as Woodfield Preserve and located at 10 and 20 N. Martingale Road, Schaumburg.
“Woodfield Re-Margin Payment” shall have the meaning set forth in Section 3.05(e).
2.02.    Accounting Terms and Determinations. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to Buyer hereunder shall be prepared, in accordance with GAAP; provided, that, to the extent that financial statements and certificates and reports as to financial matters from Transaction Asset Obligors are delivered under the Transaction Asset Documents based on cash-based real estate accounting, such accounting basis shall be used in lieu of GAAP for such financial statements and certificates and reports.
Section 3.    Periodic Advance Repurchase Payments, Repurchase and Prepayments.
3.01.    Periodic Advance Repurchase Payments. Notwithstanding that Buyer and Seller intend all Transactions hereunder to be sales of the related Transaction Assets to Buyer, Seller hereby promises to pay to Buyer an amount equal to the accreted value of the Price Differential of each Transaction (a “Periodic Advance Repurchase Payment”) for the period from and including the date of such Transaction to but excluding the date on which the Repurchase Price with respect to such Transaction shall be paid in full, at a rate per annum (the “Pricing Rate”) equal to the Eurodollar Rate for each Eurodollar Contract Period during such period plus the Eurodollar Rate Spread. Notwithstanding the foregoing, Seller hereby promises to pay to Buyer, to the extent permitted by applicable law, a default fee (the “Default Fee”) at the Default Rate with respect to any Repurchase Price Amount and to any other amount payable by Seller hereunder that shall not be paid in full when due (including without limitation following the occurrence of an Event of Default) for the period from and including the due date thereof to but excluding the date the same is paid in full. Payment and acceptance of default fees pursuant to this subsection shall not constitute a waiver of any Default and shall not otherwise limit or prejudice any right of Buyer hereunder.
3.02.    Confirmations.
(a)Seller shall execute and deliver to Buyer an amended and restated confirmation of the Transaction, substantially in the form attached as Exhibit A hereto (a “Confirmation”). The Confirmation shall specify any additional terms or conditions of the Transaction agreed to by Buyer and not inconsistent with this Agreement. Upon the purchase of each Transaction Asset, the Confirmation, together with this Agreement, shall constitute conclusive evidence of the terms agreed between Buyer and Seller with respect to the Transaction to which the Confirmation relates, and Seller's acceptance of the related Purchase Price shall constitute Seller's agreement to the terms of such Confirmation. It is the intention of the parties that each Confirmation shall not be separate from this Agreement but shall be made a part of this Agreement. In the event that any terms or conditions of any Confirmation are inconsistent, or in direct conflict, with this Agreement, the terms of this Agreement shall prevail; provided that the Confirmation and this Agreement shall be construed to be cumulative to the extent possible.
(b)The date, Purchase Price, Repurchase Price and Pricing Rate of each Transaction entered into by Buyer and Seller, and each payment made on account of the Repurchase Price thereof, shall be recorded by Buyer from time to time on its internal books and records (whether electronic or otherwise). Failure of Buyer to make such notation shall not affect the obligations of Seller to make a payment when due of any amount owing hereunder in respect of the Transactions. Seller agrees that Buyer's books and records showing the amounts payable pursuant to this Agreement and the other Transaction Documents and other Citi Indebtedness shall be admissible in any action or proceeding arising therefrom, and shall, absent manifest error, constitute rebuttably presumptive proof thereof, irrespective of whether any such amount payable is also evidenced by a Confirmation or other instrument. Buyer will provide to Seller a monthly statement of Transactions, payments, and other transactions pursuant to this Agreement. Failure by Buyer to provide such monthly statement shall not affect the obligations of Seller to make a payment when due of any amount owing hereunder in respect of the Transactions. Such statement shall be deemed correct, accurate, and binding on Seller absent manifest error.
3.03.    Repurchase of Transaction Assets.
(a)Seller hereby promises to pay in full on the Termination Date the then Repurchase Price with respect to all Transaction Assets then held by Buyer.

(b)Seller hereby promises to make mandatory prepayments in reduction of the Repurchase Price under this Agreement to comply with the Scheduled Amortization Payments.
3.04.    Prepayments. The Transaction Asset may be repurchased and prepayments in reduction of the Repurchase Price for the Transaction Asset may be made at any time without any penalty or premium upon two (2) Business Days prior written notice to Buyer (or, in the event of a prepayment in reduction of the Repurchase Price of the Transaction Asset that is voluntary (as opposed to mandatory under the terms of this Agreement), upon two (2) Business Days prior written notice given simultaneously to Buyer and Goldman); provided, however, that any such payment and prepayment shall be accompanied by an amount representing any accrued but unpaid Periodic Advance Repurchase Payments and Default Fees and all other amounts then due under the Transaction Documents (including, without limitation, all amounts due under Section 3 hereof). Each prepayment in reduction of the Repurchase Price of the Transaction Asset that is voluntary (as opposed to mandatory under the terms of this Agreement) shall be made (A) in an amount of not less than One Hundred Thousand Dollars ($100,000) (or the outstanding balance of the Repurchase Price, if less), and (B) simultaneously with a pro rata prepayment in reduction of the “Repurchase Price” under the Goldman MRA. Each prepayment in reduction of the Repurchase Price under this Agreement shall be made simultaneously with a pro rata prepayment in reduction of the “Repurchase Price” under the Goldman MRA. So long as no Default or Event of Default has occurred and is then continuing, each prepayment shall be applied to reduce the Repurchase Price as designated by Seller to Buyer in writing.

3.05.    Mandatory Prepayments
(a)If any Company Party receives any fees, interest, principal, or other cash distributions on account of or in connection with the mezzanine loan made under the Senior Mezzanine Loan Agreement, including the cash proceeds arising from any refinancing or disposition of the mezzanine loan made under the Senior Mezzanine Loan Agreement, Seller shall cause, on or prior to the date which is within one (1) Business Days after the date of the realization or receipt of such proceeds, the Repurchase Price to be repaid in an amount equal to Buyer's Pro Rata Share of 100% of all Net Cash Proceeds received.
(b)Following completion of the Lower Tier Entity Foreclosure, within five (5) Business Days after financial statements have been (or are required to be) delivered by KBS Acquisition and its subsidiaries pursuant to Section 8.01(e), Seller shall cause the Repurchase Price to be repaid in an amount equal to Buyer's Pro Rata Share of 75% of Excess Cash Flow, if any, for the most recently ended fiscal quarter.
(c)If KBS Acquisition or any Debt Yield Guarantor disposes of any property or assets which results in the realization or receipt by such Person of Net Cash Proceeds, Seller shall cause, on or prior to the date which is within one (1) Business Days after the date of the realization or receipt of such Net Cash Proceeds, the Repurchase

Price to be repaid in an amount equal to Buyer's Pro Rata Share of 100% of all Net Cash Proceeds received, minus accrued unpaid Periodic Advance Repurchase Payments then due and payable in accordance with Section 3.01; provided that a portion of such Net Cash Proceeds received from such asset sales by KBS Acquisition may be applied by Buyer in its sole and absolute discretion to fund the T/I Reserve Account to be used by Seller to cover tenant improvement deficiencies, if any.
(d)If a Casualty Event occurs, which results in the realization or receipt by KBS Acquisition or any Debt Yield Guarantor of Net Cash Proceeds, Seller shall cause, on or prior to the date which is within five (5) Business Days after the date of the realization or receipt of such Net Cash Proceeds, the Repurchase Price to be repaid in an amount equal to Buyer's Pro Rata Share of 100% of all Net Cash Proceeds received, minus accrued unpaid Periodic Advance Repurchase Payments then due and payable in accordance with Section 3.01; provided however Seller is not required to reserve, escrow, re-advance or apply such proceeds for the benefit of the underlying real property.
(e)If any KBS Equity Portfolio Guarantor disposes of any property or assets which results in the realization or receipt by such Person of Net Cash Proceeds, Seller shall cause, on or prior to the date which is within one (1) Business Days after the date or dates of the realization or receipt of Net Cash Proceeds in excess of $75,000,000 in the aggregate in any calendar year, the Repurchase Price to be repaid in an amount equal to Buyer's Pro Rata Share of the Allocable Percentage of 75% of all such Net Cash Proceeds received in excess of $75,000,000 each calendar year, minus accrued unpaid Periodic Advance Repurchase Payments then due and payable in accordance with Section 3.01; provided that any payment of principal by any KBS Equity Portfolio Guarantor that is required to refinance the mortgage loans secured by the Woodfield and South Towne Mortgage Loan (a “Woodfield Re-Margin Payment”) shall be treated as a reduction in the Net Cash Proceeds from the Disposition of real property assets during 2011 pursuant to this Section 3.05(e); provided, further that prior to the Woodfield Re-Margin Payment occurring during 2011, the reduction to Net Cash Proceeds during this time period in 2011 pursuant to this Section 3.05(e) shall be equal to thirty million dollars ($30,000,000), and upon and following the occurrence of the Woodfield Re-Margin Payment being made, such reduction to Net Cash Proceeds during 2011 shall be equal to the lesser of (i) thirty million dollars ($30,000,000) and (ii) the actual Woodfield Re-Margin Payment made by any Company Party; provided, further that the investment in the Hackman Portfolio by a Subsidiary of Parent Guarantor (as contemplated by the definition thereof) may be made solely out of Net Cash Proceeds realized or received under this Section 3.05(e), solely to the extent such funds are available and not otherwise payable to Buyer under this Section 3.05(e) .
(f)If a Casualty Event occurs, which results in the realization or receipt by any KBS Equity Portfolio Guarantor of Net Cash Proceeds, Seller shall cause, on or prior to the date which is within five (5) Business Days after the date of the realization or receipt of such Net Cash Proceeds, the Repurchase Price to be repaid in an amount equal to Buyer's Pro Rata Share of the Allocable Percentage of 100% of all Net Cash Proceeds received, minus accrued unpaid Periodic Advance Repurchase Payments then due and payable in accordance with Section 3.01; provided however Seller is not required to reserve, escrow, re-advance or apply such proceeds for the benefit of the underlying real property.
(g)If any Company Party incurs or issues any Indebtedness (other than (i) Permitted Refinancing Indebtedness, (ii) Indebtedness described in clause (B) of the definition of Permitted Secured Indebtedness or (iii) any Debt Revolving Facility), Seller shall cause the Repurchase Price to be repaid in an amount equal to Buyer's Pro Rata Share of 100% of all Net Cash Proceeds received therefrom on or prior to the date which is within one (1) Business Day after such incurrence.
(h)If any Company Party incurs or issues any Indebtedness constituting Permitted Refinancing Indebtedness (including, without limitation, any refinancing of any Indebtedness constituting Permitted Refinancing Indebtedness relating to Indebtedness described in clause (B) of the definition of Permitted Secured Indebtedness), Seller shall cause the Repurchase Price to be repaid in an amount equal to Buyer's Pro Rata Share of 100% of the Refinancing Excess received therefrom on or prior to the date which is within one (1) Business Day after such incurrence.
(i)If any Company Party issues any equity, excluding the proceeds of dividend reinvestments pursuant to the DRIP, Seller shall cause the Repurchase Price to be repaid in an amount equal to Buyer's Pro Rata Share of 75% of all Net Cash Proceeds received therefrom on or prior to the date which is within one (1) Business Day after such incurrence.
(j)Any payment required to be made by Seller to Buyer in accordance with Sections 3.05(c), (d), (e) or (f) shall be based upon Seller's good faith estimate of the applicable Net Cash Proceeds due Buyer, subject to the reconciliation as between Buyer and Seller in accordance with this Section.
(k)Within 5 Business Days after Seller makes any payment to Buyer in accordance with Sections 3.05(c), (d), (e) or (f) based upon an estimated calculation, Seller shall deliver to Buyer a final adjustment certificate setting forth Seller's calculation of the actual Net Cash Proceeds received in connection with any such payment and such other information as shall permit Buyer to review and verify such calculation. If Seller and Buyer agree in writing on the amount of the final adjustment amount and such amount differs from the estimated amount paid as of the applicable mandatory prepayment date, then within one (1) Business Day after such agreement is reached, Seller shall cause the Repurchase Price to be repaid in an amount equal to the amount by which the final adjustment amount exceeds the estimated payment, or Buyer shall credit Seller against the next payment due Buyer from Seller for the amount by which the final Purchase Price Adjustment Amount is less than the estimated payment.
3.06.    Voting and Consents under Transaction Assets.

(a)Unless and until a License Revocation Event shall have occurred hereunder, and otherwise in accordance with Section 11(f), Seller shall have a revocable license to exercise all voting and consent rights with respect to the Transaction Assets, provided that Seller's exercise of such rights does not materially impair the then-current Market Value of the Transaction Asset, is commercially reasonable, complies with the Foreclosure Procedures, and does not result in a modification of the Transaction Asset or Transaction Asset Documents that would permit or evidence any action defined in the Participation Agreement as a “Major Decision” or a “Unanimous Decision.” Such license shall be deemed automatically revoked (a) upon the occurrence of a Default or Event of Default hereunder or (b) if an Act of Insolvency or other proceeding under any bankruptcy, insolvency or similar law has occurred with respect to any Senior Loan Borrower, any Mezzanine Loan Borrower or the Junior Mezzanine Loan Borrower (in each case that is then an Affiliate of Parent Guarantor) (each, a “License Revocation Event”).
(b)Notwithstanding the provisions of Section 3.06(a), if Seller wishes to exercise any voting or consent right with respect to the Transaction Assets that does not materially impair the then-current Market Value of the Transaction Asset, complies with the Foreclosure Procedures, and is commercially reasonable, but will or may result in a modification of the Transaction Asset or Transaction Asset Documents that would permit or evidence any action defined in the Participation Agreement as a “Major Decision” or a “Unanimous Decision,” Seller shall request Buyer's written consent thereto no later than ten (10) Business Days prior to the exercise of such voting or consent right. Buyer shall notify Seller within five (5) Business Days thereafter whether or not Buyer grants its consent, which consent shall not be unreasonably withheld. If Buyer shall fail to notify Seller of the granting or withholding of consent within such five (5) Business Day period, then Seller shall give Buyer a reminder notice, which reminder notice shall reiterate the specific details of Seller's initial request for consent and shall contain the following caption on the first page thereof in bold and capitalized type:
“YOU SHALL BE DEEMED TO HAVE APPROVED SELLER'S REQUEST FOR CONSENT TO A MATTER UNDER SECTION 3.06(b) OF THE AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT DATED APRIL 28, 2011, UNLESS YOU RESPOND TO THIS REMINDER NOTICE WITHIN TEN (10) BUSINESS DAYS AFTER YOUR RECEIPT OF THIS REMINDER NOTICE.”
If Seller sends such reminder notice to Buyer as aforesaid and Buyer fails to respond to Seller within ten (10) Business Days after its receipt of such reminder notice by approving Seller's request for consent under this Section 3.06(b) or stating Buyer's reason for disapproval, then Buyer shall be deemed to have approved Seller's request for consent under this Section 3.06(b) but such deemed approval shall not relieve Seller of compliance with the other provisions of this Section 3.06.
(c)If Buyer notifies Seller within the period referenced in Section 3.06(b) that it has elected to withhold consent to Seller's request made under Section

3.06(b), Seller shall exercise (or refrain from exercising) the voting or consent right that is the subject of Seller's request in accordance with Buyer's decision.
(d)Immediately upon the occurrence of a License Revocation Event, Buyer shall have the sole and exclusive right (and Seller's consent shall not be required) to take any and all action with respect to the mezzanine loan made under the Senior Mezzanine Loan Agreement and any other Transaction Assets, including without limitation, (i) approval of amendments, waivers, extensions, or forbearance actions, (ii) voting on a plan of reorganization, (iii) the execution of enforcement rights, including foreclosure, in all cases, whether or not an Event of Default or Default has occurred hereunder, and/or (iv) for taking any actions under the Intercreditor Agreement.
Section 4.    Payments; Computations; Etc.
4.01.    Payments.
(a)    Seller and Buyer have established and maintain with the Depository Bank a deposit account owned by, in the name of and under the sole control of Buyer with respect to which the Blocked Account Agreement has been executed (such account, together with any replacement or successor thereof, the “Collection Account”). Seller shall cause all Income or other assets (if cash) with respect to the Transaction Assets, and all other cash of Seller (including, without limitation, Net Cash Proceeds and other cash amounts) to be deposited in the Collection Account no later than the next Business Day following the collection and receipt thereof by Seller or the Servicer (or, if received by Seller or the Servicer after 1:00 p.m. New York time, no later than the second (2nd) Business Day following the collection and receipt thereof by Seller or the Servicer). Simultaneously with the transfer of the Transaction Assets to Buyer, Seller shall deliver to each Transaction Asset Obligor (or the related collection account bank, as applicable), or the related lead lender or servicer under a Transaction Asset, an irrevocable direction letter in form and substance reasonably satisfactory to Buyer instructing such Person to remit to the Collection Account all amounts payable to Seller under the related Transaction Assets (unless such. Transaction Asset Obligor or related servicer or lender is already remitting payments to Servicer, whereupon Seller shall direct Servicer to remit all such amounts into the Collection Account and service such payments in accordance with the Servicing Agreement and the provisions hereof) and shall provide to Buyer written proof of such delivery. If a Transaction Asset Obligor (or the related collection account bank) or the related lead lender or servicer under a Transaction Asset forwards any Income with respect to such Transaction Asset to Seller rather than directly to the Collection Account, Seller shall (i) deliver an additional irrevocable direction letter to the applicable Person and cause such Person to forward such amounts directly to the Collection Account and (ii) hold such amounts in trust for Buyer and immediately deposit in the Collection Account any such amounts. All Income in respect of the Transaction Assets, which may, except with respect to the Initial Transaction Asset, include payments in respect of associated Hedging Transactions, shall be deposited directly into, or, if applicable, remitted directly from the applicable underlying collection account to, the Collection Account.

(b)    So long as no Event of Default shall have occurred and be continuing, all Income on deposit in the Collection Account in respect of the Transaction Assets during each month shall be applied by Buyer on the fifteenth (15th) day of each subsequent month (or the first Business Day thereafter if the fifteenth (15th) day of the month is not a Business Day) as follows:
(i)first, to Buyer an amount equal to all Default Fees and other amounts payable by Seller and outstanding hereunder and under the other Transaction Documents (other than the Repurchase Price), including without limitation Transaction Costs, legal fees and other expenses of Buyer;
(ii)second, to Buyer an amount equal to the Periodic Advance Repurchase Payment that has accrued and is outstanding in respect of the Transactions as of such first Business Day of each subsequent month;
(iii)third, to Buyer, the remainder of such Income for application to prepay the Aggregate Repurchase Price of the Transaction Assets; and
(iv)fourth, after the Repurchase Price and all other obligations of Seller to Buyer have been paid in full, to remit to Seller the remainder, if any.
If on the fifteenth (15th) day of any month, the amounts deposited in the Collection Account shall be insufficient to make the payments required under clauses (i) through (iii) of this Section 4.01(b), the same shall constitute an Event of Default hereunder if the shortfall amount is not paid in full by Seller within one (1) Business Day after such fifteenth (15th) day of the month.
(c)If an Event of Default shall have occurred and be continuing, all Income on deposit in the Collection Account in respect of the Transaction Assets shall be applied on the Business Day next following the Business Day on which such funds are deposited in the Collection Account as follows:
(i)first, to Buyer, all Default Fees and all other amounts payable by Seller and outstanding hereunder and under the other Transaction Documents (other than the Repurchase Price), including without limitation Transaction Costs, legal fees and other expenses of Buyer;
(ii)second, to Buyer, an amount equal to the Periodic Advance Repurchase Payment which has accrued and is outstanding in respect of the Transactions as of such Business Day;
(iii)third, to Buyer, in respect of the Aggregate Repurchase Price of the Transaction Assets, until such Aggregate Repurchase Price has been reduced to zero; and
(iv)fourth, to Seller, the remainder.

(d)if at any time during the term of any Transaction any Income is distributed to Seller or Seller has otherwise received such Income and has made a payment in respect of such Income to Buyer pursuant to this Section 4.01, and for any reason such amount is required to be returned by Buyer to the Transaction Asset Obligor under such Transaction Asset (either before or after the Repurchase Date), Buyer may provide Seller with notice of such required return, and Seller shall pay the amount of such required return to Buyer by 11:00 a.m., New York time, on the Business Day following Seller's receipt of such notice.
(e)Except to the extent otherwise expressly provided herein, if the due date of any payment under this Agreement would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and Periodic Advance Repurchase Payment shall be payable for any Repurchase Price so extended for the period of such extension.
4.02.    Computations. The amount of Periodic Advance Repurchase Payments and Default Fees shall be computed on the basis of a 360-day year for the actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable. Buyer shall determine any Pricing Rate or Default Rate payable with respect to Transactions hereunder, and such determination shall be conclusive and binding, absent manifest error.
4.03.    Intentionally Omitted.
4.04.    Booking of Transactions. Without limitation of Buyer's rights to sell, assign or transfer a Transaction or any interest therein, including any participation interest therein, at any time and from time to time, Buyer may make, carry or transfer such Transaction at, to, or for the account of any of its branch offices or the office of an Affiliate of Buyer.
4.05.    Buyer's Funding of Eurodollar Rate Transactions. Seller hereby expressly acknowledges and agrees that Buyer may fund a Transaction in any manner it sees fit, including (i) through the actual purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to the definition of Eurodollar Rate in an amount equal to the Purchase Price of such Transaction and having a maturity comparable to the relevant payment period or (ii) through Buyer's entering into or purchase of repurchase agreements, interest rate agreements, swap agreements or other arrangements in such amounts as Buyer shall determine (and which amounts may or may not, in Buyer's sole discretion, be “match funded” to such Transaction). Calculation of all amounts payable to Buyer under this Section 4.05 shall be made as though Buyer had actually funded such Transaction through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to the definition of Eurodollar Rate in an amount equal to the amount of such Transaction and having a maturity comparable to the relevant payment period and through the transfer of such Eurodollar deposit from an off-shore office of Buyer to a domestic office of Buyer in the United States of America; provided, however, that Buyer may fund such Transaction in any manner it sees fit and the foregoing assumptions shall be utilized only for purposes of calculating amounts payable under this Section 4.05.
4.06.    Limitation on Types of Transactions; Illegality. Anything herein to the contrary notwithstanding, if:
(a)    Buyer determines, which determination shall be conclusive, that quotations of interest rates for the relevant deposits referred to in the definition of “Eurodollar Base Rate” in Section 2.01 hereof are not being provided in the relevant amounts or for the relevant maturities for purposes of determining the amounts of Periodic Advance Repurchase Amounts or of Default Fees for Transactions; or
(b)    Buyer determines, which determination shall be conclusive, that the relevant rate of interest referred to in the definition of “Eurodollar Base Rate” in Section 2.01 hereof upon the basis of which the Pricing Rate for Transactions is to be determined is not likely adequate to cover the cost to Buyer of making or maintaining Transactions; or
(c)    Buyer determines, which determination shall be conclusive, that it is or will be unlawful for Buyer to honor its obligation to make or maintain Transactions hereunder using a Eurodollar Rate as a result of compliance by Buyer in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful); then Buyer shall give Seller prompt notice thereof and, so long as such condition remains in effect, Buyer shall be under no obligation to enter into additional Transactions, and Seller shall either repurchase all such Transaction Assets as may be held by Buyer or pay Periodic Advance Repurchase Payments on such Transactions at a Pricing Rate per annum equal to the Eurodollar Substitute Rate, such rate to be applied from the date of the occurrence of such condition and until such repurchase.
4.07.    Income Payments. Subject to Sections 4.01 and 11(m) hereof, Seller shall be entitled to receive an amount equal to all Income paid or distributed on or in respect of the Transaction Assets that is not otherwise received by Seller, to the full extent it would be so entitled if the Transaction Assets had not been sold to Buyer; provided that in no event shall Buyer be entitled to receive any proceeds received from the Transaction Asset Obligor in connection with the refinancing and/or final distribution to Buyer with respect to the Transaction Assets to the extent same exceeds the sums provided to be paid to Buyer under Section 4.01 of this Agreement.
4.08.    Compensation for Increased Costs. If Buyer shall in good faith determine that any change in any law, treaty or governmental rule, regulation or order, or in the interpretation, administration or application thereof, or any determination of a court or governmental authority, or compliance with any guideline, request or directive issued or made by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law):

(a)    imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Buyer; or
(b)    imposes any other condition on or affecting Buyer or its obligations hereunder or the interbank Eurodollar market;
and the result of any of the foregoing is to increase the cost to Buyer of agreeing to enter into, entering into or remain a party to, the Transactions hereunder or to reduce any amount received or receivable by Buyer with respect thereto; then, in any such case, Seller shall promptly (but in any event no later than five (5) Business Days following any notice from Buyer of the same) pay to Buyer, upon receipt of the statement referred to in the next sentence, such additional amount or amounts as may be necessary to compensate Buyer for any such increased cost or reduction in amounts received or receivable hereunder. Buyer shall deliver to Seller a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Buyer under this Section 4.08, which statement shall be conclusive and binding upon all parties hereto absent manifest error.
4.09.    No Re-Advances; SL Green Funding.
(a)    Except as otherwise permitted in clause (b) below, no sums paid, repaid or prepaid by Seller hereunder on account of the Repurchase Price of the Transaction Asset may be re-advanced to Seller.
(b)    If all of the conditions precedent set forth in clause (c) below have been met on or prior to October 27, 2011, Buyer shall make a payment to Seller in an amount equal to the Senior Loan Cure Amount by Buyer transferring, via wire transfer, to the following account of Seller: Wells Fargo Bank, San Francisco, CA, ABA # 121-000-248, Account #: 4121 762199, Account Name: KBS GKK Participation Holdings II, LLC, in funds immediately available to Seller, the proceeds of which are to be applied by Seller solely to pay SL Green to effect a cure of the Existing Mortgage Loan as contemplated by Exhibit B-2 set forth in Schedule 6.01(j).
(c)    The obligation of Buyer to fund on any day the Senior Loan Cure Amount on or prior to October 27, 2011 is subject to the satisfaction of the following conditions precedent, immediately prior to or concurrently with such funding (such date of funding, the “SL Green Funding Date”):
(i)    no Default or Event of Default shall have occurred and be continuing;
(ii)    the following statements shall be true on the date of such funding, both before and after giving effect thereto and to the application of the proceeds thereof: the representations and warranties set forth in Section 7 and in the other Transaction Documents shall be true and correct on and as of such funding date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date;
(iii)    SL Green shall have not provided its consent to the Amended Mortgage (as such term is defined in Exhibit B-2 set forth in Schedule 6.01 (j) hereto); and
(iv)    either (a) the Existing Mortgage Loan Documents (as such term is defined in Exhibit B-2 set forth in Schedule 6.01 (j) hereto) have been refinanced in accordance with Exhibit B-2 set forth in Schedule 6.01 (j) hereto and the outstanding indebtedness owed to SL Green under the Senior Loan Agreement has been paid down in full or (b) (i) KBS shall become the holder of a portion of the indebtedness under the Existing Mortgage Loan in the amount of $34,439,133 (the “KBS Tranche”), (ii) the KBS Tranche shall be fully subordinated to the indebtedness held by Goldman and Citicorp North America, Inc. under the Senior Loan Agreement, (iii) Seller shall pledge the KBS Tranche to Buyer as additional collateral securing the Repurchase Obligations and (iv) Seller shall be considered an “Excluded Lender” (as such term is defined in the Co-Lender Agreement) for purposes of the Co-Lender Agreement.
Section 5.    Transaction Asset Security.
5.01.    Transaction Asset; Security Interest.
(a)    Pursuant to the Custodial Agreement, the Custodian shall hold the Transaction Asset Documents as exclusive bailee and agent for Buyer pursuant to terms of the Custodial Agreement and shall deliver Trust Receipts (as defined in the Custodial Agreement) to Buyer, each to the effect that it has reviewed such Transaction Asset Documents in the manner and to the extent required by the Custodial Agreement and identifying any deficiencies in such Transaction Asset Documents as so reviewed.
(b)    All of Seller's right, title and interest in, to and under each of the following items of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, is hereinafter referred to as the “Transaction Asset Items”:
(i)all Transaction Assets;
(ii)all Transaction Asset Documents, including without limitation all Confirmations, and all Servicing Records, Servicing Agreements and any other collateral pledged or otherwise relating to such Transaction Assets, together with all files, documents, instruments, surveys, certificates, correspondence, appraisals, computer programs, computer storage media, accounting records and other books and records relating thereto;
(iii)all mortgage guaranties and insurance (issued by governmental agencies or otherwise) and any mortgage insurance certificate or other document evidencing such mortgage guaranties or insurance relating to the Transaction Asset and all claims and payments thereunder;
(iv)all other insurance policies and insurance proceeds relating to the Transaction Asset or the related Mortgaged Property or Underlying Property;
(v)any hedging transactions and interest rate protection agreements, relating to or constituting any and all of the foregoing;
(vi)the Collection Account and the T/I Reserve Account and all monies from time to time on deposit in the Collection Account and the T/I Reserve Account;
(vii)all collateral, however defined, under any other agreement between Seller or any of its Affiliates on the one hand and Buyer or any of its Affiliates on the other hand (to the extent the inclusion of such collateral in the Transaction Asset Items would not violate the provisions of such other agreement);
(viii)all “general intangibles”, “accounts”, “securities” and “chattel paper” as defined in the Uniform Commercial Code relating to or constituting any and all of the foregoing; and
(ix)any and all replacements, substitutions, distributions on or proceeds of any and all of the foregoing.
(c)The parties intend that the Transactions hereunder be sales and purchases and not loans; provided that in order to preserve the rights of Buyer under this Agreement in the event that any court or other forum re-characterizes any Transaction hereunder as a loan, Seller shall be deemed to have assigned, pledged and granted a security interest in all of its right, title and interest in, to and under the Transaction Assets and the related Transaction Asset Items described in Section 5.01(b) above to Buyer (collectively, the “Collateral”), as security for the prompt repayment and performance by Seller of its obligations under the Transaction Documents and the Transactions entered into under this Agreement, including, without limitation, Seller's obligation to repurchase Transaction Assets at the Repurchase Price, or if such obligation were to be re-characterized as a loan, to repay such loan, and to pay any and all other amounts owing hereunder and any and all Citi Indebtedness from time to time outstanding (collectively, the “Repurchase Obligations”). Seller agrees to mark its computer records to evidence the interests granted to Buyer hereunder. Notwithstanding anything to the contrary contained in this Agreement, the pledge and security interest granted by Seller hereunder is an extension of the pledge and security interest granted under the Existing Repurchase Agreement.
(d)Seller acknowledges that neither it nor any Company Party has any rights to service the Transaction Assets but only has rights as a party to the Servicing Agreement. Without limiting the generality of the foregoing and in the event that Seller or any Company Party is deemed to retain any residual rights under the Servicing Agreement, and for the avoidance of doubt, Seller grants, assigns and pledges hereby, and Parent Guarantor shall grant, assign and pledge under the Parent Guaranty, to Buyer a security interest in its rights under the Servicing Agreement and proceeds related thereto and in all instances, whether now owned or hereafter acquired, now existing or hereafter created. The foregoing provision is intended to constitute a “security agreement or arrangement or other credit enhancement” (as defined under Sections 101(47)(v) and 741(7)(xi) of the Bankruptcy Code) related to this Agreement and the Transactions hereunder.
5.02.    Further Documentation. At any time and from time to time, upon the written request of Buyer, and at the sole expense of Seller, Seller will promptly and duly execute and deliver and, to the extent required by Buyer, record in the applicable public records, or will promptly cause to be executed, delivered and so recorded, such further instruments and documents and take such further action as Buyer may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the Liens created hereby or assignment of the Transaction Asset Documents. Seller also hereby authorizes Buyer to file any such financing or continuation statement without the signature of Seller to the extent permitted by applicable law. A carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement for filing in any jurisdiction.
5.03.    Changes in Locations, Name, etc. Seller shall not (i) change the location of its chief executive office/chief place of business from that specified in Section 7.11 hereof or (ii) change its name, identity or corporate structure (or the equivalent) or change the location where it maintains its records with respect to the Transaction Assets unless it shall have given Buyer at least fifteen (15) days prior written notice thereof and shall have delivered to Buyer all Uniform Commercial Code financing statements and amendments thereto as Buyer shall request and taken all other actions deemed necessary by Buyer to continue its perfected status in the Transaction Asset with the same or better priority.
5.04.    Buyer's Appointment as Attorney-in-Fact.
(a)Seller hereby irrevocably constitutes and appoints Buyer and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Seller and in the name of Seller or in its own name, from time to time in Buyer's discretion, for the purpose of carrying out the terms of this Agreement if a License Revocation Event shall have occurred and be continuing, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, Seller hereby gives Buyer the power and right, on behalf of Seller, without assent by, but with notice to, Seller, if a License Revocation Event shall have occurred and be continuing, to do the following:
i.in the name of Seller or its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any mortgage insurance or with respect to any other Transaction Asset and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Buyer for the purpose of collecting any and all such moneys due under any such mortgage insurance or with respect to any other Transaction Asset whenever payable;
ii.to pay or discharge taxes and Liens levied or placed on or threatened against the Transaction Assets; and
iii.(A) to direct any party liable for any payment under the Transaction Asset to make payment of any and all moneys due or to become due thereunder directly to Buyer, or as Buyer shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of the Transaction Asset; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any of the Transaction Assets; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Transaction Assets or any portion thereof and to enforce any other right in respect of the Transaction Asset; (E) to defend any suit, action or proceeding brought against Seller with respect to the Transaction Asset; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as Buyer may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Transaction Assets as fully and completely as though Buyer were the absolute owner thereof for all purposes, and to do, at Buyer's option and Seller's expense, at any time, and from time to time, all acts and things which Buyer deems necessary to protect, preserve or realize upon the Transaction Assets and Buyer's Liens thereon and to effect the intent of this Agreement, all as fully and effectively as Seller might do.
Seller hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.
(b)Seller also authorizes Buyer, at any time and from time to time, to execute, in connection with any sale provided for in Section 10(f) hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Transaction Assets.
(c)The powers conferred on Buyer pursuant to this Section 5.04 are solely to protect Buyer's interests in the Transaction Assets and shall not impose any duty upon Buyer to exercise any such powers. Buyer shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither Buyer nor any of its shareholders, officers, directors, or employees shall be responsible to Seller for any act or failure to act hereunder, except for its own gross negligence or willful misconduct.
5.05.    Performance by Buyer of Seller's Obligations. If Seller fails to perform or comply with any of its agreements contained in the Transaction Documents (except with respect to the payment of any amounts, whether in respect of any principal, interest or otherwise, owing to any Buyer under this Agreement or any other Transaction Document), Buyer may itself perform or comply, or otherwise cause performance or compliance, with such agreement, and the expenses of Buyer incurred in connection with such performance or compliance, together with interest thereon at a rate per annum equal to the Default Rate, shall be payable by Seller to Buyer on demand and shall constitute Repurchase Obligations.
5.06.    Limitation on Duties Regarding Preservation of Transaction Assets. Buyer's duty with respect to the custody, safekeeping and physical preservation of the Transaction Asset Items in its possession, under Section 9-207 of the Uniform Commercial Code or otherwise, shall be to deal with such Transaction Asset Items in the same manner as Buyer deals with similar property for its own account. Neither Buyer nor any of its directors, officers or employees shall be liable for failure to demand, collect or realize upon all or any part of the Transaction Assets or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of the Transaction Asset upon the request of Seller or otherwise.
5.07.    Powers Coupled with an Interest. All authorizations and agencies herein contained with respect to the Transaction Assets are irrevocable and powers coupled with an interest.
5.08.    Release of Security Interest. Upon termination of this Agreement, the performance of all obligations under the Transaction Documents and repayment to Buyer of all Repurchase Obligations, Buyer shall release its security interest in any remaining Transaction Assets.
5.09.    Release of Transaction Assets. Provided that no Default or Event of Default shall exist (other than one that (a) relates solely to the Transaction Asset to be released and (b) will be cured simultaneously with or by such release) and that Seller shall have paid all sums then due under the Transaction relating thereto, upon (i) Seller's payment in full of the Repurchase Price together with all accrued but unpaid Periodic Advance Repurchase Payments on the applicable Transaction to the date of payment and all other sums then due under such Transaction, and (ii) receipt by Buyer of a written request from Seller for the release of such Transaction Asset, Buyer shall as soon as practicable release (and Buyer shall reasonably cooperate with Seller to facilitate reasonable escrow arrangements to facilitate a simultaneous release of) the related Transaction Asset Documents and the related Transaction Asset and any Liens related thereto to Seller. Buyer shall with reasonable promptness, after a written request from Seller, execute any document or instrument necessary to effectuate such release.
Section 6.    Conditions Precedent.
6.01.    Amendment and Restatement. The effectiveness of this Agreement is subject to the satisfaction of the condition precedent that Buyer shall have received all of the following items, each of which shall be satisfactory to Buyer and its counsel in form and substance:
(a)Transaction Documents.
(i)Amended and Restated Master Repurchase Agreement. This Agreement, duly executed and delivered by Seller;
(ii)Goldman MRA. The Goldman MRA duly executed and delivered by Goldman and Goldman Seller;
(iii)Amended and Restated Parent Guaranty. The Parent Guaranty, duly completed, executed and delivered by Parent Guarantor;
(iv)Omnibus Guaranty. The Omnibus Guaranty, duly completed, executed and delivered by each Guarantor;
(v)Guarantor Security Agreement. The Guarantor Security Agreement, duly executed and delivered by Additional Guarantor and KBS REIT Properties Guarantor;
(vi)Amended and Restated Confirmation. The amended and restated Confirmation duly executed and delivered by Seller.
(b)Organizational Documents. A good standing certificate and certified copies of the certificate of formation and limited liability company agreement of Seller and of all limited liability company or other authority for Seller with respect to the execution, delivery and performance of the Transaction Documents and each other document to be delivered by Seller from time to time in connection herewith (and Buyer may conclusively rely on such certificates until it receives notice in writing from Seller to the contrary) and (ii) a good standing certificate and certified copies of the organizational documents for each of Parent Guarantor, Additional Guarantor, KBS REIT Properties Guarantor, KBS Debt Yield Portfolio Guarantors and KBS Equity Portfolio Guarantors and of all resolutions or other authority for each such Guarantor with respect to the execution, delivery and performance of the Transaction Documents to which each such Guarantor is a party and each other document to be delivered by each such Guarantor from time to time in connection herewith (and Buyer may conclusively rely on such certificates until it receives notice in writing from Seller to the contrary);
(c)Legal Opinions. (i) The legal opinion of counsel to Seller and the Guarantors (other than KBS Acquisition, Sub Guarantors and KBS Siloed Assets Guarantor) as to (among other things) enforceability of this Agreement and all documents executed and delivered hereunder, required authorizations and consents, no violations of law or regulation, no conflicts, securities law matters, and such other matters as Buyer may reasonably request, reasonably satisfactory in scope and form (and from counsel reasonably satisfactory) to Buyer and its counsel, (ii) a legal opinion of counsel to Seller and Additional Guarantor as to the validity and perfection of the security interests created under the Transaction Documents, Transfer Documents, Security Documents and Guarantor Security Agreement, each reasonably satisfactory in scope and form to Buyer and its counsel, and (iii) a legal opinion of counsel to Seller and Additional Guarantor as to Delaware state law matters and a Delaware law “authority to file” opinion, each reasonably satisfactory in scope and form to Buyer and its counsel;
(d)Servicing Agreement(s). Any Servicing Agreement, certified as a true, correct and complete copy of the original together, with a fully executed Servicer Notice and, if the Servicer is Seller or an Affiliate of Seller, the letter of the applicable Servicer consenting to termination of such Servicing Agreement upon the occurrence of an Event of Default;
(e)Expense Reimbursement. Payment by Seller to Buyer of the Expense Reimbursement.
(f)Consents, Licenses, Approvals, etc. Copies certified by Seller, KBS Acquisition and each Guarantor of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by Seller, KBS Acquisition and each Guarantor of, and the validity and enforceability of, the Transaction Documents, which consents, licenses and approvals shall be in full force and effect;
(g)Diligence. Buyer's satisfactory completion of a due diligence review of Parent Guarantor and its Subsidiaries;
(h)Principal Payment. Payment of principal of the (i) outstanding “Repurchase Price” (as defined in the Existing Goldman MRA) under the Existing Goldman MRA in an amount equal to $64,672,394.89 million to Goldman and (ii) Outstanding Repurchase Price under the Existing Repurchase Agreement in an amount equal to $50,300,751.52 to Buyer;
(i)Intentionally Omitted.

(j)Mezzanine and Mortgage Loan Documentation. (i) mezzanine loan term sheet set forth on Exhibit 6.01(j) hereto setting forth the terms and conditions of the conversion of the mezzanine loan under the Senior Mezzanine Loan Agreement and pursuant to which KBS Acquisition and Buyer shall enter into written mezzanine loan documentation to be entered into by KBS Acquisition and Buyer following the acquisition by KBS Acquisition, through foreclosure or otherwise, the Equity Interests securing the Senior Mezzanine Loan Agreement and (ii) mortgage loan term sheets set forth on Exhibit 6.01(j) hereto pursuant to which KBS Acquisition and Buyer shall enter into written mortgage loan documentation to be entered into by KBS Acquisition and Buyer following the acquisition by KBS Acquisition, through foreclosure or otherwise, the Equity Interests securing the Senior Mezzanine Loan Agreement
(k)Intentionally Omitted.
(l)Intentionally Omitted.
(m)Intentionally Omitted.
(n)Security. Pursuant to the Guarantor Security Agreement, Additional Guarantor shall have pledged all of its assets to Buyer as security for the Omnibus Guaranty.
(o)Additional Guarantor. KBS Debt Holdings shall have (i) formed Additional Guarantor as a Single-Purpose Entity in form satisfactory to Buyer and its counsel, (ii) contributed and assigned to Additional Guarantor the mezzanine note that is the subject of the Participation Certificate, and (iii) Additional Guarantor shall have delivered the same to Buyer endorsed in blank;
(p)Amendment of Senior Mezzanine Loan Purchase Agreement. The parties to the Senior Mezzanine Loan Purchase Agreement shall have delivered an amendment of such agreement, in form and substance acceptable to Seller, eliminating the Citi Asset Representations thereunder and releasing Citicorp North America, Inc., Goldman Sachs Mortgage Company and Buyer from any and all liabilities and claims arising out of or relating to the Citi Asset Representations; and
(q)Other Documents. Such other documents as Buyer may reasonably request.
6.02.    Additional Conditions Precedent. The effectiveness of this Agreement is subject to the satisfaction of the further conditions precedent specified below in this Section 6.02 with respect thereto, both immediately prior to entering into this Agreement and also after giving effect thereto and to the intended use of the proceeds thereof.
(a)Intentionally Omitted.

(b)Representations and Warranties. Both immediately prior to entry into this Agreement, as applicable, and also after giving effect thereto and to the intended use of any proceeds thereof, the representations and warranties made by Seller and Parent Guarantor in Section 7 and by Parent Guarantor in the Parent Guaranty and elsewhere in each of the Transaction Documents, shall be true, correct and complete on and as of the Restatement Date, in all material respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date). Buyer shall have received an officer's certificate signed by a Responsible Officer of Seller certifying as to the truth, accuracy and completeness of the above, which certificate shall specifically include a statement that Seller is in compliance with all governmental licenses and authorizations and is qualified to do business and in good standing in all required jurisdictions except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect. Buyer shall also receive a similar Certificate executed by a Responsible Officer of Parent Guarantor;
(c)Intentionally Omitted.
(d)Intentionally Omitted.
(e)Intentionally Omitted.
(f)Intentionally Omitted.
(g)Intentionally Omitted; and
(h)Filings, Registrations, Recordings. Any documents (including, without limitation, financing statements) required to be filed, registered or recorded in order to create, in favor of Buyer, a perfected, first-priority security interest in the Transaction Assets, subject to no Liens other than those created hereunder, shall have been properly prepared and executed for filing (including the applicable county(ies) if Buyer determines such filings are necessary in its sole good faith discretion), registration or recording in each office in each jurisdiction in which such filings, registrations and recordings are required to perfect such first-priority security interest; provided that, assignments of the Mortgages securing or related to any Transaction Asset shall not be required to be recorded prior to the occurrence of an Event of Default.
Each Confirmation by Seller hereunder shall constitute a certification by Seller that all the conditions set forth in this Section 6 have been satisfied (as of the date of such notice, request or confirmation). Except as contemplated in Section 8.13, nothing in this Agreement shall limit or affect any certification by Seller arising by virtue of the Confirmation delivered with respect to the Original Transaction.
6.03.    Post Closing Deliveries. On or before May 10, 2011 (other than in the case of clause (h) below), Seller shall deliver the following to Buyer:

(a)KBS Acquisition. (i) Seller shall have caused KBS Acquisition to be formed as a Single-Purpose Entity in form satisfactory to Buyer and its counsel, which entity shall be wholly-owned directly by Additional Guarantor and shall only be permitted to acquire the properties and related assets purchased in the Foreclosures; and (ii) KBS Acquisition shall have become a Guarantor under the Omnibus Guaranty;
(b)Security. Pursuant to the Guarantor Security Agreement, KBS Acquisition shall have pledged all of its assets to Buyer as security for the Omnibus Guaranty;
(c)Filings, Registrations, Recordings. Any documents (including, without limitation, financing statements) required to be filed, registered or recorded in order to create, in favor of Buyer, a perfected, first-priority security interest in all assets of KBS Acquisition, subject to no Liens other than those created hereunder, shall have been properly prepared and executed for filing (including the applicable county(ies) if Buyer determines such filings are necessary in its sole good faith discretion), registration or recording in each office in each jurisdiction in which such filings, registrations and recordings are required to perfect such first-priority security interest;
(d)Intentionally Omitted.
(e)Organizational Documents.    A good standing certificate and certified copies of the organizational documents for KBS Acquisition and of all resolutions or other authority for KBS Acquisition with respect to the execution, delivery and performance of the Transaction Documents to which KBS Acquisition is a party and each other document to be delivered by KBS Acquisition from time to time in connection herewith (and Buyer may conclusively rely on such certificates until it receives notice in writing from Seller to the contrary);
(f)Legal Opinions. (i) The legal opinion of counsel to Seller, KBS Acquisition and the Guarantors, as to the exemption from regulation as an “investment company” under the Investment Company Act of Seller, KBS Acquisition, and each Guarantor reasonably satisfactory in scope and form (and from counsel reasonably satisfactory) to Buyer and its counsel, (ii) the legal opinion of counsel to KBS Acquisition as to (among other things) enforceability of this Agreement and all documents executed and delivered hereunder, required authorizations and consents, no violations of law or regulation, no conflicts, securities law matters, and such other matters as Buyer may reasonably request, reasonably satisfactory in scope and form (and from counsel reasonably satisfactory) to Buyer and its counsel, (iii) a legal opinion of counsel to KBS Acquisition as to the validity and perfection of the security interests created under the Guarantor Security Agreement, reasonably satisfactory in scope and form to Buyer and its counsel, and (iv) a legal opinion of counsel to KBS Acquisition as to Delaware state law matters and a Delaware law “authority to file” opinion, each reasonably satisfactory in scope and form to Buyer and its counsel;

(g)Financial Statements. Delivery to Buyer of all financial statements required to be delivered to Buyer pursuant to Section 8.01 of this Agreement as well as comparable financial statements for Seller;
(h)Foreclosure Procedures. Within 30 days following the Restatement Date, execution and delivery of an agreement by Buyer and Seller of the Foreclosure Procedures in a form mutually acceptable to Buyer and Seller;
(i)Intentionally Omitted
(j)Subsidiaries. A schedule setting forth the name of each direct or indirect Subsidiary of Seller and each Guarantor, the name of each shareholder of each Guarantor (other than the Parent Guarantor), and the form of organization, jurisdiction of organization and the interests held by each direct and indirect shareholder or holder, respectively (other than Parent Guarantor); and
(k)Other Documents. Such other documents as Buyer may reasonably request.
Section 7.    Representations and Warranties. Seller represents and warrants to Buyer for itself and on behalf of each of the Company Parties (other than GKK), each as applicable in the context of the respective representation or warranty set forth below, that throughout the term of this Agreement:
7.01.    Existence. The Seller is a Delaware limited liability company, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Seller (a) has all requisite limited liability company or other power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect; and (c) are qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect. Seller is a wholly-owned indirect subsidiary of Parent Guarantor. The organizational structure chart of Parent Guarantor attached as Schedule 6 hereto is true, accurate and complete as of the Restatement Date.
7.02.    Financial Condition. Seller has heretofore furnished to Buyer a copy of the consolidated balance sheet of Parent Guarantor and the consolidated Subsidiaries of Parent Guarantor for the fiscal year ended December 31, 2010 and the related consolidated statements of income and stockholders equity and of cash flows for Parent Guarantor and its consolidated Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous year, with the opinion thereon of Ernst & Young. All such financial statements are complete and correct and fairly present, in all material respects, the consolidated financial condition of Parent Guarantor and its

Subsidiaries and the consolidated results of their operations as at such dates and for such fiscal periods, all in accordance with GAAP applied on a consistent basis. Since December 31, 2010, there has been no material adverse change in the consolidated business, operations or financial condition of Parent Guarantor and its consolidated Subsidiaries taken as a whole, from that set forth in said financial statements.
7.03.    Litigation, Etc. No Act of Insolvency has ever occurred with respect to Seller or any Guarantor. There is no action, suit, proceeding, investigation, or arbitration pending or, to the best knowledge of Seller, threatened against Seller or any Guarantor or any of their respective assets, nor is there any action, suit, proceeding, investigation, or arbitration pending or, to Seller's best knowledge, threatened against any Guarantor which would reasonably be expected to result in any material adverse change in the business, operations, financial condition, properties, or assets of Seller or any Guarantor, or which may have an adverse effect on the validity of the Transaction Documents or any action taken or to be taken in connection with the obligations of Seller under any of the Transaction Documents. Seller is in compliance in all material respects with all Requirements of Law. Neither Seller nor any Guarantor is in default in any material respect with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority.
7.04.    No Breach. Neither the execution and delivery of the Transaction Documents, nor consummation by Seller of the transactions contemplated by the Transaction Documents (or any of them), nor compliance by Seller with the terms, conditions and provisions of the Transaction Documents (or any of them) will conflict with or result in a breach of any of the terms, conditions or provisions of (i) the certificate of formation and operating agreement of Seller or respective organizational documents of each Guarantor, (ii) any contractual obligation to which Seller or any Guarantor is now a party or the rights under which have been assigned to Seller or any Guarantor or the obligations under which have been assumed by Seller or Parent Guarantor or to which the assets of Seller or any Guarantor are subject or constitute a default thereunder in any material respect, or result thereunder in the creation or imposition of any lien upon any of the assets of Seller or any Guarantor, other than pursuant to the Transaction Documents, (iii) any judgment or order, writ, injunction, decree or demand of any court applicable to Seller, or (iv) any applicable Requirement of Law in any material respect. Seller has all necessary licenses, permits and other consents from Governmental Authorities necessary to acquire, own and sell the Initial Transaction Asset and for the performance of its obligations under the Transaction Documents except where the failure to have any such license, permit or consent would not have a Material Adverse Effect.
7.05.    Action. Seller has all necessary limited liability company power, authority and legal right to execute, deliver and perform its obligations under each of the Transaction Documents; the execution, delivery and performance by Seller of each of the Transaction Documents have been duly authorized by all necessary corporate or other action on its part; and each Transaction Document has been duly and validly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller, in accordance with its terms.

7.06.    Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority or any securities exchange are necessary for the execution, delivery or performance by Seller of the Transaction Documents or for the legality, validity or enforceability thereof, except for filings and recordings in respect of the Liens created pursuant to this Agreement.
7.07.    Use of Proceeds; Margin Regulations. Neither the entering into any Transaction hereunder, nor the use of the proceeds thereof, will violate or be inconsistent with any provisions of Regulation T, U or X. In addition, no part of the proceeds of any Transaction will be used, whether directly, indirectly, immediately, incidentally or ultimately (i) to purchase or carry any “margin stock” within the meaning of Regulation U or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose which entails a violation of, or is inconsistent with, such Regulation U or any other regulations of the Board of Governors of the Federal Reserve System, or (iii) for any purposes prohibited by any applicable law, order, rule, regulation, ordinance or similar code or restriction. If requested by Buyer, Seller, any applicable Affiliate or Subsidiary of Seller and the recipient of any portion of the proceeds all or any portion of any Transaction shall furnish to Buyer a statement on Federal Reserve Form G-3 referred to in Regulation U or any successor form thereto.
7.08.    Taxes. Seller and each Guarantor and their respective Subsidiaries have filed all Federal income tax returns and all other material tax returns that are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by any of them, except for any such taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided. The charges, accruals and reserves on the books of Seller and each Guarantor and their respective Subsidiaries in respect of taxes and other governmental charges are, in the opinion of Seller, adequate.
7.09.    Investment Company Act. Neither Seller nor any Guarantor nor any of their respective Subsidiaries is an “investment company”, or a company “controlled” by an “investment company,” within the meaning of the 1940 Act.
7.10.    Transaction Assets; Transfer of Ownership and Precautionary Security Interest.
(a)Seller has not assigned, pledged, or otherwise conveyed or encumbered any interest in the Transaction Assets to any other Person. Immediately prior to the sale and precautionary pledge of such Transaction Asset to Buyer, the Transaction Asset shall be free and clear of any lien, encumbrance or impediment to transfer (including any “adverse claim” as defined in Section 8‑102(a)(1) of the UCC), and Seller shall be the record and beneficial owner of and shall have good and marketable title to and the right to sell and transfer the Transaction Asset to Buyer and, upon transfer of the Transaction Asset to Buyer, Buyer shall be the owner of such Transaction Asset (other than for U.S. Federal, state and local income and franchise tax purposes) free of any adverse claim, subject to Seller's rights pursuant to this Agreement. Seller has full right, power and authority to sell and assign to Buyer the Transaction Assets free and clear of any interest or claim of third party or any of its Affiliates. No Transaction Asset sold or to be sold to Buyer hereunder was acquired by Seller from an Affiliate of Seller. In the event the related Transaction is recharacterized as a secured financing of the Transaction Asset, the provisions of this Agreement are effective to create in favor of Buyer a valid security interest in all rights, title and interest of Seller in, to and under the Transaction Assets and Buyer shall have a valid, perfected first priority security interest in the Transaction Assets.
(b)Upon satisfaction of all conditions precedent to a Transaction hereunder, the provisions of this Agreement are effective to either constitute a sale of the applicable Transaction Assets or create in favor of Buyer, a valid security interest in all right, title and interest of Seller in, to and under the applicable Transaction Assets.
(c)With respect to each Transaction Asset, upon receipt by the Custodian of each Transaction Asset Note, endorsed in blank by a duly authorized officer of Seller or the applicable Subsidiary of KBS Acquisition, as applicable, and an Assignment and Pledge from the applicable Subsidiary of KBS Acquisition or Seller, as applicable, Buyer shall have a fully perfected first priority security interest therein, in the Transaction Asset evidenced thereby and in Seller's interest in the related Underlying Property, as applicable.
(d)Upon the filing of financing statements on Form UCC‑1 naming Buyer as “Secured Party” and Seller as “Debtor”, and describing the Transaction Assets and Transaction Asset Items, in the jurisdictions and recording offices listed on Schedule 2 attached hereto, the security interests granted hereunder in the Transaction Assets and Transaction Asset Items will constitute a fully perfected first priority security interests under the Uniform Commercial Code in all right, title and interest of Seller in, to and under such Transaction Assets and Transaction Asset Items which can be perfected by filing under the Uniform Commercial Code.
(e)Upon (i) the delivery to Buyer or its designee of Transaction Assets constituting securities (as defined in Article 8 of the Uniform Commercial Code) in accordance with Section 6.01 hereof and (ii) the filing of UCC financing statements naming Buyer as “Secured Party” and Seller as “Debtor”, and describing the Transaction Assets, in the jurisdictions and recording offices for which security interests may be perfected in the Transaction Asset by the filing of UCC financing statements, either Buyer will have a valid ownership interest or the security interests granted hereunder in the Transaction Asset will constitute fully perfected first priority security interests under the Uniform Commercial Code in all right, title and interest of Seller in, to and under such Transaction Asset, and, without limiting the foregoing, to the extent that such Transaction Asset is held in an account of Buyer with a “securities intermediary”, Buyer will have a “securities entitlement” (as defined in Article 8 of the Uniform Commercial Code) in the Transaction Asset referenced in the foregoing clause (i).

7.11.    Chief Executive Office/Jurisdiction of Organization. On the Restatement Date, and during the four months immediately preceding the Restatement Date, Seller's chief executive office is and has been located at 620 Newport Center Drive, Suite 1300, Newport Beach, CA 92660. On the Restatement Date, Seller's jurisdiction of organization is Delaware.
7.12.    Location of Books and Records. The location where Seller keeps its books and records, including all computer tapes and records relating to the Transaction Asset is its chief executive office.
7.13.    Adequate Capitalization; No Fraudulent Transfer. Seller Group has, as of the Restatement Date and each Purchase Date, adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations. Seller Group is generally able to pay, and as of the date hereof is paying, its debts as they come due. Seller Group has not become, and is not presently, financially insolvent nor will Seller Group be made insolvent by virtue of Seller Group's execution of or performance under any of the Transaction Documents within the meaning of the bankruptcy laws or the insolvency laws of any jurisdiction. Seller Group has not entered into any Transaction Document or any Transaction pursuant thereto in contemplation of insolvency or with intent to hinder, delay or defraud any creditor. Seller Group has not received any written notice that any payment or other transfer made to or on account of Seller Group from or on account of the Transaction Asset Obligor or any other person obligated under the Transaction Asset Documents is or may be void or voidable as an actual or constructive fraudulent transfer or as a preferential transfer.
7.14.    True and Complete Disclosure. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of Seller to Buyer in connection with the negotiation, preparation or delivery of this Agreement and the other Transaction Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not, with respect to such matters prepared by Seller or its Affiliates and, to Seller's knowledge with respect to such matters prepared or furnished by third parties, contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of Seller to Buyer in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby will be (but with respect to information obtained by Seller from Transaction Asset Obligors, only to Seller's knowledge) true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to a Responsible Officer of Seller, after due inquiry, that could reasonably be expected to have a Material Adverse Effect (other than, with respect to Citi Assets, information already known to Buyer) that has not been disclosed herein, in the other Transaction Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to Buyer for use in connection with the transactions contemplated hereby or thereby.
7.15.    ERISA. Each Plan to which Seller and each Guarantor and their respective Subsidiaries make direct contributions, and, to the knowledge of Seller and each Guarantor, each other Plan and each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other Federal or State law. No event or condition has occurred and is continuing as to which Seller would be under an obligation to furnish a report to Buyer under Section 8.01(k) hereof.
7.16.    Subsidiaries. Schedule 3 sets forth the name of each direct or indirect Subsidiary of Seller and Parent Guarantor, and the name of each holder of membership interests in Seller, and the form of organization, jurisdiction of organization and the interests held by each direct and indirect shareholder or holder of Seller.
7.17.    Servicing Rights. Seller acknowledges that neither it nor any of its Affiliates has any right to service the Transaction Asset and such rights are unsevered interests in the Transaction Assets.
7.18.    Intentionally Omitted.
7.19.    Original Transaction. Seller and Parent Guarantor hereby represent and warrant that both upon entry into the Original Transaction and after giving effect thereto and to the intended use of the proceeds thereof, the representations and warranties made by Seller and Parent Guarantor in Section 7 of the Existing Repurchase Agreement (other than the Citi Asset Representations with respect to the Original Transaction) and by Parent Guarantor in the Parent Guaranty and elsewhere in each of the Transaction Documents, were true, correct and complete on and as of such time in all material respects (or, if any such representation or warranty was expressly stated in the Existing Repurchase Agreement to have been made as of a specific date, as of such specific date).
Section 8.    Affirmative Covenants. Seller covenants and agrees with Buyer that, so long as any Transaction is outstanding and until payment in full of all Repurchase Obligations:
8.01.    Financial Statements, Reports, etc. Seller shall deliver, or cause the Parent Guarantor and its subsidiaries to deliver, to Buyer:
(a)as soon as available and in any event within forty-five (45) days after the end of each of the first three quarterly fiscal periods of each fiscal year of Parent Guarantor and its consolidated Subsidiaries, the unaudited, consolidated balance sheet of Parent Guarantor and its consolidated Subsidiaries as at the end of such period and the related unaudited, consolidated statements of income and stockholders equity and of cash flows of Parent Guarantor and its consolidated Subsidiaries for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, accompanied by a certificate of a Responsible Officer of Seller, which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Parent Guarantor and its consolidated Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments);
(b)as soon as available and in any event within ninety (90) days after the end of each fiscal year of Parent Guarantor, commencing with the fiscal year ending December 31, 2010, the consolidated financial statement of Parent Guarantor and its consolidated Subsidiaries as at the end of such fiscal year, prepared in accordance with GAAP, including the consolidated balance sheets and related consolidated statements of income and stockholders equity and of cash flows for Parent Guarantor and its consolidated Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous fiscal year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern, and shall state that said annual consolidated financial statements fairly present the consolidated financial condition and results of operations of Parent Guarantor and its consolidated Subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP
(c)within fifteen (15) days after the end of each quarterly fiscal period of each fiscal year of Parent Guarantor and its consolidated Subsidiaries, monthly liquidity projections of Parent Guarantor and its consolidated Subsidiaries through the Termination Date, in form reasonably satisfactory to Buyer,
(d)if generated by Persons other than KBS Debt Holdings, LLC or an affiliate and received by KBS Debt Holdings, LLC or its successor as mezzanine lender under the Senior Mezzanine Loan Agreement, (i) promptly following receipt thereof and in no event later than sixty (60) days following the end of each calendar quarter, unaudited, certified financial statements for each Transaction Asset Obligor under each Transaction Asset that has been conveyed to Buyer under this Agreement, together with property level information, including but not limited to operating statements and occupancy reports, to the extent available after the exercise of commercially reasonable efforts to obtain such information, (ii) a copy of any financial or other report Seller shall receive from the Transaction Asset Obligor with respect to the Transaction Asset within fifteen (15) days after Seller's receipt thereof; and (iii) the Monthly Transaction Asset Statement, solely to the extent required to be delivered pursuant to the definition thereof; within fifteen (15) days following the end of the related calendar month; provided that with respect to information included therein required by third parties pursuant to clause (iv) of the definition of “Monthly Transaction Asset Statement”, within five (5) days after delivery to such third party.
(e)following the Lower Tier Entity Foreclosure, within forty-five (45) days after the end of each quarterly fiscal period of each fiscal year of KBS Acquisition and its consolidated Subsidiaries, the unaudited, consolidated balance sheet of KBS

Acquisition and its consolidated Subsidiaries as at the end of such period and the related unaudited, consolidated statements of income and stockholders equity and of cash flows of KBS Acquisition and its consolidated Subsidiaries for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, accompanied by a certificate of a Responsible Officer of KBS Acquisition, which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of KBS Acquisition and its consolidated Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments);
(f)following a Lower Tier Entity Foreclosure, within forty-five (45) days after the end of each quarterly fiscal period of each fiscal year of KBS Acquisition and its consolidated Subsidiaries, a certificate of a Responsible Officer of KBS Acquisition setting forth the calculation of Excess Cash Flow (and the related components thereof) for such period and the application of Excess Cash Flow;
(g)within five (5) Business Days after Buyer's request and to the extent such information or documentation is in the possession of Seller or readily available to Seller, such further information with respect to the operation, assets, liabilities, financial condition or prospects of any real property, the Transaction Asset, and the financial affairs of Seller, any Guarantor, as may be reasonably requested by Buyer, including all business plans prepared by or for Seller or such Parent Guarantor;
(h)within five (5) days after the end of each calendar month, a certificate of Seller and Parent Guarantor certifying to compliance with all covenants set forth in the Transaction Documents and setting forth the Liquidity Availability for the related month.
(i)within 120 days of KBS Acquisition acquiring control of a property following a Foreclosure, a two-year projected operating budget relating to each such property, including without limitation a description of any tenant improvement requirements relating thereto;
(j)as soon as reasonably possible, and in any event within fifteen (15) Business Days after a Responsible Officer of Parent Guarantor knows, or with respect to any Plan or Multiemployer Plan to which Seller or any of its Subsidiaries makes direct contributions, has reason to believe, that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by a senior financial officer of Seller setting forth details respecting such event or condition and the action, if any, that Seller or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by Parent Guarantor or an ER1SA Affiliate with respect to such event or condition):

(i)any reportable event, as defined in Section 4043(c) of ERISA and the regulations issued thereunder, with respect to a Plan, as to which PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event (provided that, a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, including without limitation the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code); and any request for a waiver under Section 412(d) of the Code for any Plan;
(ii)the distribution under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or any action taken by Seller or any ERISA Affiliate to terminate any Plan;
(iii)the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by Seller or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;
(iv)the complete or partial withdrawal from a Multiemployer Plan by Seller or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by Seller or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041 A of ERISA;
(v)the institution of a proceeding by a fiduciary of any Multiemployer Plan against Seller or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within thirty (30) days; and
(vi)the adoption of an amendment to any Plan that would result in the loss of tax-exempt status of the Plan and trust of which such Plan is a part if Seller or any ERISA Affiliate fails to provide timely security to such Plan if and as required by the provisions of Section 401(a)(29) of the Code or Section 307 of ERISA.
Seller will cause Parent Guarantor, to furnish to Buyer, at the time it furnishes each set of financial statements pursuant to paragraphs (a) and (b) above, a certificate of a Responsible Officer of Parent Guarantor to the effect that, to the best of such Responsible Officer's knowledge, Parent Guarantor during such fiscal period or year has observed or performed all of its respective covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Transaction Documents to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default, Event of Default or Material Adverse Effect except as specified in such certificate (and, if any Default or Event of Default has occurred and is continuing, describing the same in reasonable detail and describing the action Parent Guarantor has taken or proposes to take with respect thereto).
8.02.    Litigation. Seller will promptly upon becoming aware thereof, and in any event within ten (10) days after service of process on Seller for any of the following, give to Buyer notice of all litigation, actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending against Seller or to Seller's knowledge, threatened to Seller in writing) or other legal or arbitral proceedings involving Seller or any of its Subsidiaries or affecting any of the Property of any of them before any Governmental Authority that (i) questions or challenges the validity or enforceability of any of the Transaction Documents or any action to be taken in connection with the transactions contemplated hereby, (ii) makes a claim or claims in an aggregate amount greater than $1,000,000, (iii) which, individually or in the aggregate could be reasonably likely to have a Material Adverse Effect, or (iv) requires filing with the Securities and Exchange Commission in accordance with the 1934 Act and any rules thereunder.
8.03.    Existence, etc. Seller will:
(a)preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises (provided that, nothing in this Section 8.03(a) shall prohibit any transaction expressly permitted under Section 8.04 hereof or Seller discontinuing any activity, license or franchise which it determines no longer to be worth maintaining in its commercially reasonable discretion);
(b)comply with the Requirements of Law and orders of Governmental Authorities (including, without limitation, all environmental laws) if failure to comply with such requirements would be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect;
(c)keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied;
(d)not move its chief executive office from the address referred to in Section 7.11 or change its jurisdiction of organization from the jurisdiction referred to in Section 7.11 unless it shall have provided Buyer fifteen (15) days' prior written notice of such change;
(e)pay and discharge prior to the date on which penalties attach thereto all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property which, if not timely paid, may become a Lien on it or any of its Property, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained; and

(f)permit representatives of Buyer, during normal business hours, to examine, copy and make extracts from its books and records, to inspect any of its Properties (including without limitation any property acquired by KBS Acquisition), and to discuss its business and affairs with its officers, all to the extent reasonably requested by Buyer.
8.04.    Intentionally Omitted.
8.05.    Notices. Seller shall give notice to Buyer:
(a)promptly upon receipt of notice or knowledge of the occurrence of any Default or Event of Default;
(b)with respect to the Transaction Asset, upon request of Buyer, promptly upon receipt of any principal prepayment (in full or partial) of such Transaction Asset (provided, that if Servicer has failed to notify Seller of the receipt of such principal prepayment on a timely basis, and Seller has not otherwise obtained actual knowledge of such prepayment, Seller shall not be required to give such notice to Buyer until three (3) Business Days after Seller is either notified by Servicer that such prepayment has been received or Seller otherwise obtains actual knowledge of such prepayment);
(c)with respect to the Transaction Asset and/or any property acquired by KBS Acquisition in a Lower Tier Entity Foreclosure, immediately upon receipt of written notice or actual knowledge that the Underlying Property has been damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, or otherwise damaged in any material way so as to affect adversely the value of such Transaction Asset; provided, however, that upon Seller's failure to timely comply with this covenant, the Rate Step-Up shall apply to the Initial Transaction Asset for each day after the date Seller receives written notice or actual knowledge of such event until the date notice of such event is delivered to Buyer, and such failure shall not be deemed an Event of Default hereunder;
(d)promptly upon receipt of written notice or actual knowledge of (i) any default related to the Transaction Asset, or (ii) any Lien or security interest (other than security interests created hereby or by the other Transaction Documents) on, or claim asserted against, any of the Transaction Asset; provided, however, that upon Seller's failure to timely comply with this covenant, the Rate Step-Up shall apply to the Initial Transaction Asset for each day after the date Seller receives written notice or actual knowledge of such event until the date notice of such event is delivered to Buyer, and such failure shall not be deemed an Event of Default hereunder;
(e)promptly upon any modification or amendment to any document evidencing or securing the Transaction Asset sold to Buyer; and
(f)no later than five (5) Business Days prior to the effecting of any change in the organizational structure of Seller permitted under Section 8.04, whereby (a)

one hundred percent (100%) of the legal and beneficial membership interest in Seller shall no longer be owned by KBS Debt Holdings, LLC or (b) one hundred percent (100%) of the legal and beneficial membership interest in KBS Debt Holdings, LLC shall no longer be owned by KBS Limited Partnership, or (c) one hundred percent (100%) of the legal and beneficial partnership interest in KBS Limited Partnership shall no longer be owned by Parent Guarantor.
Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of Seller, setting forth details of the occurrence referred to therein and stating what action Seller has taken or proposes to take with respect thereto.
8.06.    Intentionally Omitted.
8.07.    T/I Reserve. On or before the first date on which KBS Acquisition acquires control of a property in a Foreclosure, Seller and Buyer shall establish and maintain with the Depository Bank a deposit account owned by, in the name of and under the sole control of Buyer with respect to which an agreement in form and substance similar to the Blocked Account Agreement shall have been executed (such account, together with any replacement or successor thereof, the “T/I Reserve Account”).
8.08.    Property Management Agreement. If KBS Acquisition acquires any property in a Foreclosure, and to the extent that Seller has the ability to terminate any exiting property management agreement without breaching such agreement or the payment of any early termination fee or penalty, then Seller shall enter into a property management agreement (for the benefit of Buyer) with one of the qualified property management companies set forth on Schedule 8.08, with respect to the management of any properties acquired by KBS Acquisition, on market terms.
8.09.    Foreclosure Procedures. Seller shall use its best efforts to comply with the Foreclosure Procedures.
8.10.    KBS Acquisition Subsidiaries. If KBS Acquisition acquires any subsidiary in a Lower Tier Entity Foreclosure, Seller shall deliver (or cause KBS Acquisition to deliver) to Buyer a guarantee of this Agreement from such subsidiary and a pledge of all of such subsidiary's assets to Buyer as security for such guarantee.
8.11.    Preservation of Assets. Seller and Parent Guarantor shall defend the Transaction Assets and Transaction Asset Items against, and shall take such other action as is necessary to remove, any Lien, security interest or claim on or to the Transaction Assets and Transaction Asset Items, other than the security interests created under this Agreement, and Seller shall defend the right, title and interest of Buyer in and to any of the Transaction Assets and Transaction Asset Items against the claims and demands of all persons whomsoever.
8.12.    KBS Siloed Assets. Upon the earlier to occur of (i) no Indebtedness being incurred under clause (B) of the definition of “Permitted Secured Indebtedness” within nine (9) months following the Restatement Date and (ii) repayment in full of any Indebtedness incurred under clause (B) of the definition of “Permitted Secured Indebtedness”, Seller shall cause Parent Guarantor to cause the KBS Siloed Assets Guarantors to become Guarantor(s) under the Omnibus Guaranty.
8.13.    Seller's Waiver of Citi Asset Representations. Seller hereby releases Buyer from any and all liabilities and claims arising out of or relating to the Citi Asset Representations made by Citicorp North America, Inc. or Goldman Sachs Mortgage Company under the Senior Mezzanine Loan Purchase Agreement and waives all rights and remedies against Buyer or any of its affiliates in respect of such Citi Asset Representations.
Section 9.    Negative Covenants. So long as any Transaction is outstanding and until payment in full of all Repurchase Obligations, Parent Guarantor and Seller shall not, and shall not permit any other Company Party, to directly or indirectly.
9.01.    Prohibition of Fundamental Changes. Voluntarily enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell all or substantially all of its assets; provided, that Seller may merge or consolidate with any other Person if (a) Seller is the surviving entity, (b) after giving effect thereto, one hundred percent (100%) of the legal and beneficial membership interest in Seller continues to be owned directly or indirectly by Parent Guarantor, and (c) after giving effect thereto, no Default or Event of Default would exist hereunder. Seller shall not issue any membership interests in itself. Seller shall not permit Parent Guarantor to allow KBS Debt Holdings, LLC, to assign or transfer all or any portion of its membership interests in Seller, except to an entity that is a direct or indirect wholly owned Subsidiary of Parent Guarantor and that assumes the obligations of KBS Debt Holdings, LLC under the Participation Agreement, and further provided that no such assignment or transfer shall affect the legal status of Seller or Parent Guarantor. Anything in this Agreement to the contrary notwithstanding, (x) one hundred percent (100%) of the legal and beneficial membership interest in Seller shall at all times be owned directly or indirectly by Parent Guarantor, and KBS Capital Markets Group LLC and KBS Capital Advisors LLC shall at all times respectively serve as dealer manager and advisor to Parent Guarantor, (y) one hundred percent (100%) of the legal and beneficial membership interest in KBS Acquisition shall at all times be owned directly or indirectly by Additional Guarantor, and (z) one hundred percent (100%) of the legal and beneficial membership interest in Additional Guarantor shall at all times be owned directly or indirectly by KBS Debt Holdings, LLC.
9.02.    Transactions with Affiliates. Enter into any transaction including without limitation any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) contemplated by or not otherwise prohibited under the Transaction Documents, (b) in the ordinary course of Company Party's business and (c) upon fair and reasonable terms no less favorable to such Company Party than it would obtain in a comparable arm's length transaction with a

Person which is not an Affiliate, or make a payment that is not otherwise permitted by this Section 9.02 to any Affiliate.
9.03.    Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:
(a)Liens pursuant to or under, or permitted by, any Transaction Document, Security Document or Transfer Document, including Liens of mortgages existing on the date hereof and assumed by any Company Party as a result of the AFRT Foreclosure;
(b)Liens existing on the Restatement Date on the assets of each Company Party;
(c)Customary Permitted Liens on the assets of each Company Party;
(d)Liens securing judgments for the payment of money not constituting a Default or Event of Default under Section 10(e); and, as to any property or interests owned directly or indirectly, in whole or in part, by KBS Acquisition, all Liens securing judgments for the payment of money or otherwise;
(e)Liens on property of any Company Party (other than the Seller, Parent Guarantor or any other Guarantor) securing the mortgage loan under the Senior Mezzanine Loan Agreement, or Permitted Refinancing Indebtedness or Permitted Secured Indebtedness of such Company Party or Capitalized Leases,
(f)Liens securing the renewal, extension, refinancing or refunding of any Indebtedness secured by any Lien permitted by clause (b) without any change in the assets subject to such Lien and to the extent such renewal, extension, refinancing or refunding is permitted by Section 9.05; or
(g)Liens on any property included in the Hackman Portfolio.
9.04.    Limitation on Investments. Make or hold any Investments, except:
(a)Investments by any Company Party pursuant to or under, or permitted by, any Transaction Document, Security Document or Transfer Document; including, without limitation, capital contributions to Subsidiaries created from time to time to effect any AFRT Foreclosure;
(b)Investments by any Company Party in assets that were Cash Equivalents when such Investment was made;
(c)loans or advances to officers, directors, members of management, and employees of Parent Guarantor in an aggregate amount not to exceed $1,000,000 at any time outstanding, for business-related travel, entertainment, relocation and analogous ordinary business purposes (determined without regard to any write-downs or write-offs of such loans or advances);
(d)Investments by any Guarantor in any other Guarantor;
(e)Investments (i) consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and (ii) received in satisfaction or partial satisfaction thereof from financially troubled account debtors in the ordinary course of business;
(f)Investments existing on the date hereof and any modification, replacement, renewal or extension thereof; provided that the amount of the original Investment is not increased except by the terms (existing on the date hereof) of such Investment or as otherwise permitted by this Section 9.04(e);
(g)promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 9.07;
(h)Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of any Person and in settlement of obligations of, or disputes with, any Person arising in the ordinary course of business and upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;
(i)Guarantees by any Company Party of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case, entered into in the ordinary course of business;
(j)Non-recourse carve-out guarantees by Parent Guarantor of obligations constituting Indebtedness;
(k)Investments to the extent required by or made pursuant to joint venture agreements or other binding arrangements entered into between parties to any joint venture, in each case as in effect on the Restatement Date or as amended thereafter as permitted hereunder;
(l)Investments in Seller, the proceeds of which will be applied to repay the Aggregate Repurchase Price in accordance with Section 3.04;
(m)Investments in KBS Acquisition or its subsidiaries, the proceeds of which will be applied to fund the T/I Reserve Account in accordance with Section 3.05(c);
(n)Investments in any property included in the Hackman Portfolio; or
(o)other Investments in an aggregate amount not to exceed $15,000,000.

9.05.    Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:
(a)Indebtedness consisting of the Repurchase Obligations;
(b)Indebtedness (including guarantees) outstanding on the date hereof and any Permitted Refinancing Indebtedness thereof;
(c)Capital Lease Obligations and Purchase money Indebtedness of any Company Party to finance the acquisition of fixed assets and any Permitted Refinancing Indebtedness thereof; provided that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $30,000,000;
(d)Indebtedness of any Company Party owing to any other Company Party to the extent such Investment is permitted by Section 9.04; provided that all such Indebtedness of any Company Party to any Subsidiary that is not a Guarantor must be expressly subordinated to the Repurchase Obligations;
(e)Indebtedness representing deferred compensation to employees of any Company Party;
(f)Permitted Secured Indebtedness;
(g)Guarantees incurred by any Company Party in respect of Indebtedness of such Company Party otherwise permitted by this Section 9.05;
(h)Indebtedness secured by any property included in the Hackman Portfolio; or
(i)Indebtedness arising out of customary and ordinary operating expenses for the ownership, operation and maintenance of real property and/or equity interests, including, without limitation, insurance premiums, payments under maintenance contracts, payments under capital contracts associated with respect to ordinary course operation of real property, leasing commissions, accounting fees and attorneys fees.
9.06.    Limitation on Distributions. Make any payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity or partnership interest of Seller or any Guarantor, whether now or hereafter outstanding, or make any other distribution in respect of any of the foregoing or to any shareholder or equity owner of Seller or any Guarantor either directly or indirectly, whether in cash or property or in obligations of Seller or any Guarantor or any of Seller's consolidated Subsidiaries, provided, that the foregoing shall not restrict Seller or Parent Guarantor from making distributions necessary (i) to enable Parent Guarantor to maintain its status under the Code as a real estate investment trust within the meaning of Section 856 through 860 of the Code or (ii)

to allow Parent Guarantor to mitigate taxes on its undistributed real estate investment trust taxable income; provided, further, that Parent Guarantor may (i) declare monthly dividends (net of the amount of dividends reinvested in such preceding month under the DRIP) in any calendar month in an amount not to exceed $6,000,000 and (ii) make stock redemptions for death, disability, “qualifying disability” or “determination of incompetence” (as such terms are defined in the Share Redemption Program) requests pursuant to its Amended and Restated Share Redemption Program, as in effect on the date hereof and as filed with the SEC on March 13, 2009, and as the same may be amended and restated from time to time (the “Share Redemption Program”).
9.07.    Asset Dispositions. Make any Disposition except:
(a)Dispositions of property by any Company Party in an arms-length transaction so long as the proceeds of such Dispositions are distributed in compliance with Section 3.05;
(b)Dispositions of obsolete, used, surplus or worn out property, whether now owned or hereafter acquired and Dispositions of property no longer used or useful in the conduct of the business of the Company Parties, in each case, in the ordinary course of business;
(c)Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;
(d)Dispositions of property by any Company Party (other than the Seller or its subsidiaries) to the Seller or any other Subsidiary (including any such Disposition effected pursuant to a merger, liquidation or dissolution permitted by Section 9.01); provided that, if the transferor of such property is a Guarantor, then (i) the transferee thereof must be a Guarantor (other than Parent Guarantor) or (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 9.04 and any Indebtedness corresponding to such Investment must be permitted by Section 9.05;
(e)Dispositions of Cash Equivalents;
(f)Dispositions of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business;
(g)Transfers of property subject to Casualty Events upon receipt of the Net Cash Proceeds of such Casualty Event;
(h)Dispositions of Investments in joint ventures, to the extent required by, or made pursuant to joint venture agreements or other binding arrangements entered into between parties to any joint venture, in each case as in effect on the Restatement Date or as amended thereafter as permitted hereunder;
(i)With respect to Parent Guarantor, the entry into any leases, licenses, occupancy agreements or other agreement under which the Parent Guarantor is a lessor (i) with a duration less than or equal to 10 years or (ii) with the prior written consent of Buyer (such consent not to be unreasonably withheld), with a duration greater than 10 years;
(j)With respect to Acquisition Sub or any of its Subsidiaries, the entry into any leases, licenses, occupancy agreements or other agreement under which such Person is a lessor, in each case pursuant to which any such Person grants a possessory interest in any portion of its properties, as well as any modification or amendment thereof; provided that (i) if the equity of the owner of the underlying real property is encumcumbered by the Senior Mezzanine Loan Agreement, such Person shall comply with the requirements set forth in Section 5.7 of the Senior Mezzanine Loan Agreement, (ii) if the underlying real property is encumbered by a loan from an institutional lender, such Person shall comply with the leasing requirements set forth in the applicable mortgage loan, and (iii) if the underlying real property is unencumbered or is encumbered by a loan which is not from an institutional lender, such Person shall comply with the requirements set forth in Section 5.7 of the Senior Mezzanine Loan Agreement; or
(k)Dispositions of any property included in the Hackman Portfolio.
9.08.    Burdensome Agreements. (i) be a party to any contractual obligation the compliance with one or more of which would have, in the aggregate, a Material Adverse Effect or the performance of which by any thereof, either unconditionally or upon the happening of an event, would result in the creation of a Lien (other than a Lien permitted under Section 9.03) on the assets of any thereof or (ii) be subject to one or more charter or corporate restrictions that would, in the aggregate, have a Material Adverse Effect.
9.09.    Prepayments, Etc. of Indebtedness. Pay any amount under the Goldman MRA without making a corresponding pro ratapayment under this Agreement.
9.10.    Minimum Liquidity. Permit Liquidity Availability at the end of any calendar month (a) during the four-month period following the Restatement Date (beginning in May 2011) to be less than $10,000,000, and (b) thereafter, to be less than $20,000,000.
9.11.    Servicer. Cause the Transaction Assets to be serviced by any servicer other than Servicer.

Section 10.    Events of Default. Each of the following events shall constitute an event of default (an “Event of Default”) hereunder:
(a)(i) Seller shall default in the payment of any Repurchase Price with respect to any Transaction when due (whether at stated maturity or upon acceleration); or (ii) fail to comply with a Scheduled Amortization Payment; or (iii) Seller shall default in the payment of (A) any Repurchase Price with respect to any Transaction when due by reason of a mandatory or optional prepayment by a Transaction Asset Obligor, or (B) any Periodic Advance Repurchase Payment when due (provided, however, that if such default has occurred solely by reason of error by Servicer or Depository Bank or by reason of Wire Delay, and the misdirected funds have been received by Seller or any Affiliate of Seller, Seller shall be entitled to a period of time expiring no later than two (2) Business Days from the time Seller is notified (whether by Servicer, Depository Bank or otherwise) that it or its Affiliate has received such misdirected funds, within which to cure such default, and further provided, that if such default has occurred solely by reason of error by Servicer or Depository Bank or by reason of Wire Delay, and the misdirected funds have not been received by Seller or any Affiliate of Seller, such default shall not constitute an Event of Default hereunder, and the Rate Step-Up shall apply to the Initial Transaction Asset); or (iii) any Guarantor shall default in the payment of any amount due under the related Guaranty when due; or
(b)Seller shall default in the payment of any other amount payable by it hereunder or under any other Transaction Document after notification by Buyer of such default, and such default shall have continued unremedied for five (5) Business Days; or
(c)(A) any representation, warranty or certification made or deemed made herein or in any other Transaction Document by Seller or any Guarantor or any certificate furnished to Buyer pursuant to the provisions hereof or thereof shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated; provided, however, that if Seller shall have made any such representation with knowledge that it was materially incorrect or untrue at the time made, such misrepresentation shall constitute an Event of Default, or if Buyer shall have determined in its sole discretion that there exists a pattern of materially false or materially misleading representations and warranties by Seller, same shall constitute an Event of Default; or (B) any of the representations or warranties of any Guarantor in the related Guaranty shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated and such misrepresentation or breach of warranty has not been cured within ten (10) Business Days of after receiving written notice of such incorrect or untrue representation or warranty; or
(d)Seller or any Guarantor shall fail to comply with any of the requirements of Section 6.03, Section 8.03(a), Sections 8.05(a), (b), (e) or (f), Sections 8.09 through 8.11, Section 9 (other than Section 9.03 with respect to any Company Party (other than Seller)) or Section 13.18 hereof; any Company Party (other than Seller) shall fail to comply with any of the requirements of Section 9.03 and such default shall continue unremedied for a period of three (3) Business Days; or Seller shall fail to comply with any of the requirements of Sections 8.03(b), (c), (d) or (f) and such default shall continue unremedied for a period of five (5) Business Days; or Seller shall fail to comply with any of the requirements of Sections 8.03(e), and such default shall continue unremedied for a period of five (5) Business Days after written notice of such default given by Buyer (provided, however, that if within such five (5) Business Day period Seller shall have notified Buyer that it believes in good faith that the tax, assessment, governmental charge or levy giving rise to such asserted default has been imposed in error, then Seller shall have up to an additional thirty (30) days within which to cure such default provided no Lien shall attach to the Transaction Assets by reason of such additional cure period); or Seller shall fail to observe or perform any other covenant or agreement contained in this Agreement or any other Transaction Document and such failure to observe or perform shall continue unremedied for a period of five (5) Business Days; it being understood and agreed that the sole remedy of Buyer with respect to a breach of the covenants contained in Section 8.01(d) or Section 8.01(g) shall be to affect the determination of Market Value with respect to the subject Transaction Asset; or any Guarantor shall fail to observe or perform any other covenant or agreement under the related Guaranty (other than Section 5 of the related Guaranty) and such failure to observe or perform shall continue unremedied for a period of five (5) Business Days; or
(e)a final judgment by any competent court in the United States of America for the payment of money (in the case of Seller) or for the payment of money in an amount greater than $10,000,000 in the aggregate (in the case of any Guarantor) shall have been rendered against Seller or any Guarantor, as applicable, and remained undischarged or unpaid for a period of thirty (30) days, during which period execution of such judgment is not effectively stayed; or
(f)A Change of Control shall have occurred with respect to Seller or any Guarantor; or
(g)An Act of Insolvency shall have occurred with respect to Seller or any Guarantor; or
(h)the Custodial Agreement or any Transaction Document shall for whatever reason be terminated or cease to be in full force and effect (other than by reason of Custodian's or Buyer's acts, as applicable), or the enforceability thereof shall be contested by Seller; or
(i)Seller shall grant, or suffer to exist, any Lien on the Transaction Assets or Transaction Asset Items except the Liens contemplated hereby; or the Liens contemplated hereby shall cease to be first priority perfected Liens on the Transaction Assets or Transaction Asset Items, as applicable, in favor of Buyer or shall be Liens in favor of any Person other than Buyer; or
(j)Any Guarantor shall grant, or suffer to exist, any Lien except the Liens contemplated hereby which shall have continued unremedied for three (3) Business Days; or the Liens contemplated hereby shall cease to be first priority perfected Liens in favor of Buyer and Goldman under the Goldman MRA or shall be Liens in favor of any Person other than Buyer or Goldman under the Goldman MRA;
(k)Seller or any Guarantor or any of their respective Affiliates shall be in default under any note, indenture, loan agreement, guaranty, swap agreement or any other contract to which it is a party, which default (i) involves the failure to pay any amount due thereunder or (ii) permits the acceleration of the maturity of obligations by any other party to or beneficiary of such note, indenture, loan agreement, guaranty, swap agreement or other contract; provided that such note, indenture, loan agreement, guaranty, swap agreement or other contract constitutes (a) Citi Indebtedness, (b) Indebtedness referred to in clause (B) of the definition of Permitted Secured Indebtedness or (c) recourse Indebtedness of any Guarantor (other than Citi Indebtedness and non-recourse loans secured by first mortgage liens on the Underlying Properties or by pledges of the equity in the owner(s) thereof) in an amount greater than $20,000,000 in the aggregate (it being understood and agreed that Indebtedness in excess of $20,000,000 in the aggregate under any springing, “bad boy” and similar contingent guaranties made by any Guarantor shall only be included as recourse Indebtedness of such Guarantor for the purpose of this Section 9(k) at such time as the holder of such guaranty exercises its rights to receive payment thereunder); provided, further, however, that any such default, failure to perform or breach shall not constitute an Event of Default under this Section 9(k) if Seller or any Guarantor, as applicable, cures such default, failure to perform or breach, as the case may be, within the grace period, if any, provided under the applicable agreement;
(l)On any date on or after the SL Green Funding Date, the KBS Tranche, if any, fails to be fully subordinated to the indebtedness held by Goldman and Citicorp North America, Inc. under the Senior Loan Agreement, and/or the proceeds of the Senior Loan Cure Amount shall be used by Seller for any purpose other than to pay SL Green to effect a cure of the Existing Mortgage Loan as contemplated by Exhibit B-2 set forth in Schedule 6.01(j) hereto; or
(m)Any Guarantor shall fail to comply with its obligations under the Guarantor Security Agreement and such failure shall continue unremedied for a period of five (5) Business Days.
Section 11.    Remedies Upon Event of Default.
If an Event of Default occurs and is continuing (provided that an Event of Default, once occurred, shall be deemed to be continuing unless expressly waived by Buyer), the following rights and remedies are available to Buyer:
(a)Intentionally Omitted.
(b)Buyer may, at its option (which option shall be deemed to have been exercised immediately upon the occurrence of an Event of Default referred to in Section 10(g)), by notice to Seller, declare an Event of Default to have occurred hereunder and, upon the exercise or the deemed exercise of such option, the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (except that, in the event that the Purchase Date for any Transaction has not yet occurred as of the date of such exercise or deemed exercise, such Transaction shall be deemed immediately canceled) and the Repurchase Price for each Transaction hereunder, together with all interest thereon and all Default Fees and other fees and expenses accruing under this Agreement shall be immediately due and payable. Upon the occurrence of an Event of Default referred to in Section 10(g), the Repurchase Price, together with all interest thereon, all Default Fees, all Expense Reimbursement Amounts, and other fees and expenses accruing under this Agreement shall be immediately due and payable without any further action by any Person. Buyer shall (except upon the occurrence of an Event of Default referred to in Section 10(g)) give notice to Seller of the exercise of such option as promptly as practicable.
(c)All Income paid after such exercise or deemed exercise of the option referred to in Section 11(b) shall be retained by Buyer.
(d)Any Income actually received by Buyer and any proceeds from the sale of the Transaction Assets pursuant to Section 11(j) or Section 11(l) shall be applied to the aggregate unpaid Repurchase Price and any other amounts owed by Seller under this Agreement.
(e)Buyer shall have the right to obtain physical possession of the Servicing Records and all other files of Seller relating to the Transaction Assets and all documents relating to the Transaction Assets which are then or may thereafter come in to the possession of Seller or any third party acting for Seller and Seller shall deliver to Buyer such assignments as Buyer shall request. Buyer shall be entitled to specific performance of all agreements of Seller contained in this Agreement and any other Transaction Document.
(f)The license to exercise voting or consent rights with respect to the Transaction Assets (including, with respect to the Initial Transaction Asset, under the Participation Agreement, Participation Certificates, Transaction Asset Note, and Transaction Asset Documents) shall be deemed automatically revoked pursuant to Section 3.05, and all right, title and interest of Seller in and to the Transaction Asset Note and Participation Documents shall be deemed automatically revoked.
(g)Buyer shall have the power and right to act as Seller's attorney-in-fact as set forth in Section 5.04.
(h)Buyer may exercise Buyer's rights under the Blocked Account Agreement and Buyer may give Bank a Notice of such Event of Default (as described in the Blocked Account Agreement).
(i)Buyer shall have the rights set forth in Section 13.14 with respect to servicing of the Transaction Assets.

(j)At any time on the Business Day following notice to Seller (which notice may be the notice given under subsection (b) of this Section), in the event Seller has not repurchased all Transaction Assets on the previous Business Day, Buyer may (A) immediately sell at a public or private sale and at such price or prices as Buyer may deem satisfactory any or all Transaction Assets relating to any Transaction hereunder and apply the proceeds thereof to the aggregate unpaid Repurchase Price and any other amounts owing by Seller hereunder and/or (B) in its sole good faith discretion elect, in lieu of selling all or a portion of such Transaction Assets, to give Seller credit for such Transaction Assets in an amount equal to the Market Value of the Transaction Assets against the aggregate unpaid Repurchase Price and any other amounts owing by Seller hereunder. The proceeds of any disposition of Transaction Assets shall be applied as determined by Buyer in its sole good faith discretion, and Buyer shall remit to Seller the excess of the proceeds over any amount due, or permitted to, Buyer under this Agreement or any other Transaction Document. Buyer shall endeavor in good faith to provide Seller prior notice of any sale pursuant to this Section 11(g), provided that the failure to provide notice shall not in any way impose liability upon Buyer or invalidate the sale and Buyer's rights hereunder.
(k)Anything herein to the contrary notwithstanding, Buyer shall have the right, with respect to all Transaction Assets and including the Initial Transaction Asset, to enter into hedging arrangements, comparable to those described in the definition of Interest Rate Protection Agreements, for the account of Seller.
(l)Buyer may exercise, in addition to all other rights and remedies granted to it in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Repurchase Obligations, all rights and remedies of a secured party under the Uniform Commercial Code. Without limiting the generality of the foregoing, Buyer without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon Seller or any other Person (each and all of which demands, presentments, protests, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Transaction Assets, or any part thereof; and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Transaction Assets or any part thereof (or contract to do any of the foregoing), in one or more parcels or as an entirety at public or private sale or sales, at any exchange, broker's board or office of Buyer or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. Buyer shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Transaction Assets so sold, free of any right or equity of redemption in Seller, which right or equity is hereby waived or released. Seller further agrees, at Buyer's request, to assemble the Transaction Asset Items and make them available to Buyer at places that Buyer shall reasonably select, whether at Seller's premises or elsewhere. Buyer shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred therein or incidental to the care or safekeeping of any of the Transaction Asset or in any way relating to the Transaction Asset or the rights of Buyer hereunder, including without limitation reasonable attorneys' fees and disbursements, to the payment in whole or in part of the Repurchase Obligations, in such order as Buyer may elect, and only after such application and after the payment by Buyer of any other amount required or permitted by any provision of law, including without limitation Section 9-608(a)(1)(C) of the Uniform Commercial Code, need Buyer account for the surplus, if any, to Seller. To the extent permitted by applicable law, Seller waives all claims, damages and demands it may acquire against Buyer arising out of the exercise by Buyer of any of its rights hereunder, other than those claims, damages and demands arising from the gross negligence or willful misconduct of Buyer. If any notice of a proposed sale or other disposition of the Transaction Asset shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition. Seller shall remain liable for any deficiency (plus accrued interest thereon as contemplated pursuant to Section 3.01) if the proceeds of any sale or other disposition of the Transaction Asset are insufficient to pay the Repurchase Obligations and the fees and disbursements of any attorneys employed by Buyer to collect such deficiency.
(m)(A) All proceeds of the Transaction Asset received by Seller consisting of cash, checks and other near-cash items shall be held by Seller in trust for Buyer, segregated from other funds of Seller, and shall forthwith upon receipt by Seller be turned over to Buyer in the exact form received by Seller (duly endorsed by Seller to Buyer, if required) and (B) any and all such proceeds received by Buyer (whether from Seller or otherwise) may, in the sole good faith discretion of Buyer, be held by Buyer as collateral security for, and/or then or at any time thereafter may be applied by Buyer against, the Repurchase Obligations (whether matured or unmatured), such application to be in such order as Buyer shall elect. Any balance of such proceeds remaining after the Repurchase Obligations shall have been paid in full and this Agreement shall have been terminated shall be paid over to Seller or to whomsoever may be lawfully entitled to receive the same. For purposes hereof, proceeds shall include, but not be limited to, all principal and interest payments on the Transaction Assets, all prepayments and payoffs, insurance claims, condemnation awards, sale proceeds, real estate owned rents and any other income and all other amounts received with respect to the Transaction Asset.
(n)Seller shall be liable to Buyer for (i) the amount of all reasonable legal or other expenses (including all costs and expenses of Buyer in connection with the enforcement of this Agreement or any other Transaction Document, whether in action, suit or litigation or bankruptcy, insolvency or other similar proceeding affecting creditors' rights generally, and the reasonable fees and expenses of counsel (including the costs of internal counsel of Buyer) incurred in connection with or as a result of an Event of Default, (ii) damages in an amount equal to the cost (including all fees, expenses and commissions) of entering into replacement transactions, and (iii) any other loss, damage, cost or expense directly arising or resulting from the occurrence and continuation of an Event of Default in respect of a Transaction.

(o)Buyer may exercise one or more of the remedies available under this Agreement immediately upon the occurrence and the continuance of an Event of Default and at any time thereafter without notice to Seller, including the right to set-off pursuant to Section 13.16. The remedies provided herein are cumulative and not exclusive of any remedies provided under any other agreement or by applicable law.
Section 12.    No Duty of Buyer. The powers conferred on Buyer hereunder are solely to protect Buyer's interests in the Transaction Assets and shall not impose any duty upon it to exercise any such powers. Buyer shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its respective officers, directors, employees or agents shall be responsible to Seller for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.
Section 13.    Miscellaneous.
13.01.    Waiver. No failure on the part of Buyer to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Transaction Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Transaction Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.
13.02.    Notices. Except as otherwise expressly permitted by this Agreement, all notices, requests and other communications provided for herein and under the Custodial Agreement (including without limitation any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including without limitation by telex or telecopy) delivered to the intended recipient at its respective address specified below:
To Seller:
KBS GKK Participation Holdings II, LLC
c/o KBS Capital Advisors LLC
620 Newport Center Dr., Suite 1300
Newport Beach, CA 92660
Telephone: 949-417-6563
Facsimile: 949-417-6518
Attention: David E. Snyder, Chief Financial Officer
with copies to:

Greenberg Traurig, LLP
3161 Michelson Drive, Suite 1000
Irvine, CA 92612
Attention: Bruce Fischer, Esq.
Telephone: 949-732-6670
Facsimile: 949-732-6501
To Buyer:
Citigroup Financial Products Inc.
388 Greenwich Street
New York, NY 10013
Attention: Richard Schlenger
Telephone: (212) 816-7806
Facsimile: (212) 816-8307

with copies to
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Joseph Smolinsky, Esq.
Tel: 212-310-8767
Facsimile: 212-310-8007

or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. Except as otherwise provided in this Agreement and except for notices given under Section 3 (which shall be effective only on receipt), all such communications shall be deemed to have been duly given when transmitted by telex or telecopy or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.
13.03.    Indemnification and Expenses.
(a)Seller agrees to hold Buyer and its Affiliates and their respective officers, directors, employees, agents and advisors (each an “Indemnified Party”) harmless from and indemnify any Indemnified Party against all liabilities, losses, damages, judgments, costs and expenses of any kind which may he imposed on, incurred by or asserted against such Indemnified Party (collectively, the “Costs”) relating to or arising out of this Agreement, the Confirmation, any other Transaction Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, any Confirmation, any other Transaction Document or any transaction contemplated hereby or thereby, that, in each case, results from anything other than any Indemnified Party's gross negligence or willful misconduct. Without limiting the generality of the foregoing, Seller also agrees to indemnify Buyer and hold Buyer harmless from any net loss or expense (not to include any lost profit or opportunity) (including, without limitation, reasonable attorneys' fees and disbursements) which Buyer actually sustains or incurs as a consequence of (i) default by Seller in terminating any Transaction after Seller has given a notice in accordance with Section 3.04 of a prepayment and termination of a Transaction, or (ii) default by Seller in selling Transaction Assets to Buyer after Seller has notified Buyer of a proposed Transaction and Buyer has agreed to purchase such Transaction Assets in accordance with the provisions of the Agreement. A certificate as to such costs, losses, damages and expenses, setting forth the calculations therefor shall be submitted promptly by Buyer to Seller and shall be conclusive and binding on Seller in the absence of manifest error. Without limiting the generality of the foregoing, Seller further agrees to hold any Indemnified Party harmless from and indemnify such Indemnified Party against all Costs with respect to all Transaction Assets relating to or arising out of any violation or alleged violation of any environmental law, rule or regulation or any consumer credit laws, including without limitation the Truth in Lending Act and/or the Real Estate Settlement Procedures Act, that, in each case, results from anything other than such Indemnified Party's gross negligence or willful misconduct, or uncured breach of the Transaction Documents after notice thereof provided, however, that Seller shall not be obligated to indemnify Buyer for any such claims with respect to the Citi Assets. In any suit, proceeding or action brought by an Indemnified Party in connection with the Transaction Asset for any sum owing thereunder, or to enforce any provisions of the Transaction Asset Document, Seller will save, indemnify and hold such Indemnified Party harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from Seller. Seller also agrees to reimburse an Indemnified Party as and when billed by such Indemnified Party for all such Indemnified Party's costs and expenses incurred in connection with the enforcement or the preservation of such Indemnified Party's rights under this Agreement, any Confirmation, any other Transaction Document or any transaction contemplated hereby or thereby, including without limitation the reasonable fees and disbursements of its counsel. In the event the sale of a Transaction Asset is re-characterized as a loan, Seller hereby acknowledges that notwithstanding the fact that the obligations of Seller are secured by such Transaction Asset, all obligations of Seller hereunder are recourse obligations of Seller.
(b)Notwithstanding anything to the contrary contained herein, Seller and Buyer shall each be responsible for their own costs incurred with this Agreement, except to the extent provided in Section 11 and Section 13.03(a).
13.04.    Amendments. Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be amended, modified or supplemented only by an instrument in writing signed by Seller and Buyer and any provision of this Agreement may be waived by Buyer by an instrument in writing signed by Buyer.
13.05.    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
13.06.    Survival. The obligations of Seller under Section 13.03 hereof shall survive the repayment of the Transactions and the termination of this Agreement. In addition, each representation and warranty made or deemed to be made by a delivery of a confirmation by Seller herein or pursuant hereto shall survive the making of such representation and warranty, and Buyer shall not be deemed to have waived, by reason of entering into any Transaction, any Default that may arise because any such representation or warranty shall have proved to be false or misleading, notwithstanding that Buyer may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such Transaction was entered into.
13.07.    Captions. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.
13.08.    Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission or electronic transmission (in pdf format) shall be as effective as delivery of a manually executed counterpart of this Agreement.
13.09.    Agreement Constitutes Security Agreement; Governing Law. This Agreement shall be governed by the internal laws of the State of New York and shall constitute a security agreement within the meaning of the Uniform Commercial Code.
13.10.    Submission to Jurisdiction; Waivers. Seller hereby irrevocably and unconditionally:
(A)SUBMITS FOR ITSELF AND ITS PROPERTY SOLELY FOR THE PURPOSES OF ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, ANY CONFIRMATION AND THE OTHER TRANSACTION DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;
(B)CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY

LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;
(C)AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH BUYER SHALL HAVE BEEN NOTIFIED; AND
(D)AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.
13.11.    WAIVER OF JURY TRIAL. EACH OF SELLER AND BUYER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
13.12.    Acknowledgments. Seller hereby acknowledges that:
(a)it has been advised by counsel in the negotiation, execution and delivery of this Agreement, any Confirmation and the other Transaction Documents;
(b)Buyer has no fiduciary relationship to Seller and the relationship between Seller and Buyer is solely that of seller and buyer; and
(c)no joint venture exists between Buyer and Seller.
13.13.    Hypothecation or Pledge of Transactions. Nothing contained in this Agreement shall obligate Buyer to segregate the Transaction Asset delivered to Buyer by Seller. Buyer shall have free and unrestricted use of all Transaction Assets and nothing in this Agreement shall preclude Buyer from engaging in repurchase transactions with the Transaction Assets or otherwise pledging, repledging, transferring, hypothecating, or rehypothecating the Transaction Assets, provided, that Buyer shall not engage in repurchase transactions with the Transaction Assets or otherwise pledge, repledge, transfer, hypothecate, or rehypothecate the Transaction Asset to the extent same would prevent, delay or impede Buyer's obligation to reconvey to Seller, and Seller's right to repurchase such Transaction Asset at any time as contemplated, required or permitted hereby.

13.14.    Servicing.
(a)Seller covenants to maintain or cause the servicing of the Transaction Assets to be maintained in conformity with accepted and prudent servicing practices in the industry for the same type of loans as the Transaction Assets and in a manner at least equal in quality to the servicing Seller provides for assets similar to the Transaction Assets which Seller owns. In the event that the preceding language is interpreted as constituting one or more servicing contracts between Buyer and Seller, each such servicing contract shall terminate automatically upon the earliest of (i) an Event of Default, (ii) the date on which all the Repurchase Obligations have been paid in full or (iii) the transfer of servicing approved by Seller.
(b)If any of the Transaction Assets are serviced by Seller, (i) Seller agrees that Buyer is the collateral assignee of all servicing records, including but not limited to any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of the Transaction Asset (the “Servicing Records”), and (ii) Seller grants Buyer a security interest in all servicing fees and rights relating to the Transaction Assets and all Servicing Records to secure the obligation of Seller or its designee to service in conformity with this Section and any other obligation of Seller to Buyer. Seller covenants to safeguard such Servicing Records and to deliver them promptly to Buyer or its designee (including the Custodian) at Buyer's request.
(c)If the Transaction Assets are serviced by Servicer, Seller (i) shall provide a copy of the servicing agreement to Buyer, which shall be in form and substance acceptable to Buyer (the “Servicing Agreement”), and (ii) shall provide a Servicer Notice to the Servicer substantially in the form of Exhibit G hereto (a “Servicer Notice”) and shall cause the Servicer to acknowledge and agree to the same. Any successor or assignee of a Servicer shall be approved in writing by Buyer and shall acknowledge and agree to a Servicer Notice prior to such successor's assumption of servicing obligations with respect to the Transaction Assets.
(d)For the avoidance of doubt, Seller shall not retain any economic rights to the servicing other than Seller's rights, if any, under the Servicing Agreement. As such, Seller expressly acknowledges that the Transaction Assets are sold to Buyer on a “servicing released” basis with such servicing retained by Seller or, if the relevant Transaction Asset is serviced by a Servicer, the Servicer in respect of that Transaction Asset.
(e)If the servicer of the Transaction Assets is Seller, Seller shall provide to Buyer a letter from Seller or the Servicer, as the case may be, to the effect that upon the occurrence of an Event of Default, Buyer may terminate any Servicing Agreement and in any event transfer servicing to Buyer's designee, at no cost or expense to Buyer, it being agreed that Seller will pay any and all fees required to terminate the Servicing Agreement and to effectuate the transfer of servicing to the designee of Buyer.

(f)After the Purchase Date, until the rights to the Transaction Assets under the Transaction Documents are relinquished by the Custodian, Seller will have no right to modify or alter the terms of such Transaction Assets and Seller will have no obligation or right to repossess such Transaction Assets or substitute another Transaction Asset, except as provided in the Custodial Agreement.
(g)In the event Seller is servicing the Transaction Assets, Seller shall permit Buyer from time to time to inspect Seller's or its Affiliate's servicing facilities, as the case may be, for the purpose of satisfying Buyer that Seller or its Affiliate, as the case may be, has the ability to service the Transaction Assets as provided in this Agreement.
(h)At all times when Seller or a Servicer is servicing the Transaction Asset, Seller shall cause such party to deliver to Buyer a monthly servicing update in such form as Buyer may reasonably require.
13.15.    Periodic Due Diligence Review. Seller acknowledges that Buyer has the right to perform continuing due diligence reviews with respect to the Transaction Assets, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and Seller agrees that upon reasonable (but no less than one (1) Business Day's) prior notice to Seller, Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Asset Files and any and all documents, records, agreements, instruments or information relating to such Transaction Asset in the possession or under the control of Seller and/or the Custodian. Seller also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Asset Files and the Transaction Assets, and shall provide Buyer with operating statements and occupancy reports (to the extent they are available after the exercise of commercially reasonable efforts by Seller to obtain same) for each Underlying Property relating to a Transaction Asset, as well as such other property-level information as Buyer may request. Without limiting the generality of the foregoing, Seller acknowledges that Buyer may enter into transactions with Seller based solely upon the information provided by Seller to Buyer in the Transaction Asset Tape and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Transaction Assets, including without limitation ordering new credit reports and new appraisals on the Underlying Properties relating to the Transaction Assets and otherwise re-generating the information used to originate such Transaction Assets. Buyer may underwrite such Transaction Assets itself or engage a mutually agreed upon third party underwriter to perform such underwriting. Seller agrees to cooperate with Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Transaction Asset in the possession, or under the control, of Seller. Buyer shall pay all out-of-pocket costs and expenses (including fees and expenses of counsel, if any) incurred by Buyer in connection with Buyer's activities pursuant to this Section 13.15.

13.16.    Set-Off. In addition to any rights and remedies of Buyer provided by this Agreement and by law, Buyer shall have the right, without prior notice to Seller, any such notice being expressly waived by Seller, to the extent permitted by applicable law, upon any amount becoming due and payable by Seller hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Buyer or any Affiliate thereof to or for the credit or the account of Seller, any Affiliate of Seller, Parent Guarantor, or any Affiliate of Parent Guarantor. Buyer agrees promptly to notify Seller after any such set-off and application made by Buyer; provided that the failure to give such notice shall not affect the validity of such set-off and application.
13.17.    Intent.
(a)The parties hereto recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of the Bankruptcy Code (except insofar as the type of assets subject to such Transaction or the term of such Transaction would render such definition inapplicable), and a “securities contract” as that term is defined in Section 741 of the Bankruptcy Code (except insofar as the type of assets subject to such Transaction would render such definition inapplicable) and that all payments hereunder are intended to be “margin payments” or “settlement payments” as defined in Section 101 of the Bankruptcy Code. Buyer and Seller agree that it is their mutual intent that the transactions executed under this Agreement shall qualify for safe harbor treatment provided by the Bankruptcy Code for “repurchase agreements” as defined in Section 101 of the Bankruptcy Code and “securities contracts” as defined in Section 741 of the Bankruptcy Code and, to that end, Seller agrees that, from time to time upon the written request of Buyer, Seller, at Buyer's expense, will prepare, execute and deliver any supplements, modifications, addendums or other documents as may be necessary or desirable, in Buyer's good faith discretion, in order to cause this Agreement and the Transactions contemplated hereby to qualify as, comply with the provisions of, or otherwise satisfy, maintain or preserve the criteria for safe harbor treatment under the Bankruptcy Code; provided, however, that Buyer's failure to request, or Buyer's or Seller's failure to execute, such supplements, modifications, addendums or other documents does not in any way alter or otherwise change the intention of the parties hereto that this Agreement and the Transactions hereunder shall qualify for safe harbor treatment under the Bankruptcy Code.
(b)It is understood that either party's right to liquidate Transaction Assets delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Section 10 hereof is a contractual right to liquidate such Transaction as described in Sections 555 and 559 of the Bankruptcy Code (except insofar as the type of Transaction Assets subject to such Transaction would render such definition inapplicable).

(c)The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of Transaction Assets subject to such Transaction would render such definition inapplicable).
(d)It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA or regulations promulgated thereunder).
(e)This Agreement is intended to be a “repurchase agreement” and a “securities contract” within the meaning of Section 555 and Section 559 under the Bankruptcy Code.
13.18.    Single-Purpose Entity. Seller hereby represents and warrants to Buyer, and covenants with Buyer, that as of the date hereof and so long as any of the Transaction Documents shall remain in effect:
(a)It is and intends to remain solvent and it has paid and will pay its debts and liabilities (including employment and overhead expenses) from its own assets as the same shall become due.
(b)It has complied and will comply with the provisions of its memorandum and articles of association.
(c)It has done or caused to be done and will do all things necessary to observe company formalities and to preserve its existence.
(d)It has maintained and will maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates, its shareholders and any other Person and it will file its own tax returns (except to the extent consolidation is required under GAAP or as a matter of law).
(e)It has been, is and will be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its Affiliates as a division or part of the other and shall maintain and utilize separate stationery, invoices and checks.

(f)It has not owned and will not own any property or any other assets other than the Transaction Assets and cash.
(g)It has not engaged and will not engage in any business other than the origination, acquisition, ownership, financing and disposition of the Transaction Assets in accordance with the applicable provisions of the Transaction Documents.
(h)It has not entered into, and will not enter into, any contract or agreement with any of its Affiliates, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arm's-length basis with Persons other than such Affiliate.
(i)It has not incurred and will not incur any indebtedness or obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than (A) obligations under the Transaction Documents, (B) obligations under the documents evidencing the Transaction Assets and (C) unsecured trade payables, in an aggregate amount not to exceed $100,000 at any one time outstanding, incurred in the ordinary course of acquiring, owning, financing and disposing of the Transaction Assets; provided, however, that any such trade payables incurred by Seller shall be paid within 60 days of the date incurred unless a bona fide dispute exists.
(j)It has not made and will not make any loans or advances to any other person, and shall not acquire obligations or securities of any member or Affiliate of any member or any other Person.
(k)It will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.
(l)Except to the extent permitted by Section 8.04, neither it nor Parent Guarantor will seek its dissolution, liquidation or winding up, in whole or in part, or suffer any Change of Control, and to the extent within its control, Seller will not suffer any consolidation or merger.
(m)It will not commingle its funds and other assets with those of any of its Affiliates or any other Person.
(n)It has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any of its Affiliates or any other Person.
(o)It has not held and will not hold itself out to be responsible for the debts or obligations of any other Person.

(p)To the extent within its control, Seller shall not permit Parent Guarantor to take any of the following actions: (i) dissolve or liquidate, in whole or in part, except in connection with a merger or consolidation where such Parent Guarantor is not the surviving entity if such transaction will not effect a Change of Control; (ii) consolidate or merge with or into any other entity or convey or transfer all or substantially all of its properties and assets to any entity if such action would result in a Change of Control; (iii) institute any proceeding to be adjudicated as bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition or answer or consent seeking reorganization or relief under the Bankruptcy Code or consent to the filing of any such petition or to the appointment of a receiver, rehabilitator, conservator, liquidator, assignee, trustee or sequestrator (or other similar official) of the such member or Seller or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, or make an assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or take any action in furtherance of any of the foregoing; (iv) amend the memorandum and articles of association of Seller; or (v) permit KBS Debt Holdings, LLC to transfer its equity interest in Seller.
(q)It has no liabilities, contingent or otherwise, other than those normal and incidental to the acquisition, origination, ownership, servicing, administration, enforcement, financing and disposition of the Transaction Assets.
(r)It has conducted and shall conduct its business consistent with the requirements of being a bankruptcy remote, Single-Purpose Entity.
(s)It shall not maintain any employees.
13.19.    Netting. If Buyer and Seller are “financial institutions” as now or hereinafter defined in Section 4402 of Title 12 of the United States Code (“Section 4402”) and any rules or regulations promulgated thereunder:
(a)All amounts to be paid or advanced by one party to or on behalf of the other under this Agreement or any Transaction hereunder shall be deemed to be “payment obligations” and all amounts to be received by or on behalf of one party from the other under this Agreement or any Transaction hereunder shall be deemed to be “payment entitlements” within the meaning of Section 4402, and this Agreement shall be deemed to be a “netting contract” as defined in Section 4402; and
(b)The payment obligations and the payment entitlements of the parties hereto pursuant to this Agreement and any Transaction hereunder shall be netted as follows: In the event that either party (the “defaulting party”) shall fail to honor any payment obligation under this Agreement or any Transaction hereunder, the other party (the “nondefaulting party”) shall be entitled to reduce the amount of any payment to be made by the nondefaulting party to the defaulting party by the amount of the payment obligation that the defaulting party failed to honor.

13.20.    Non-Assignability.
(a)This Agreement and the Transaction Documents are not assignable by Seller or Parent Guarantor. Buyer may from time to time assign or sell all or a portion of its rights and obligations under this Agreement and the Transaction Documents without the consent of Seller; provided that prior to the occurrence of an Event of Default Buyer shall not assign or sell all or a portion of its rights and obligations under this Agreement and the Transaction Documents to any of the parties set forth on Schedule 13.20 hereto without Seller's written consent; provided, however, further, that Buyer shall maintain for review by Seller upon written request, a register of assignees specifying the percentage or portion of such rights and obligations assigned. Upon such assignment, (a) such assignee shall be a party hereto and to each Transaction Document to the extent of the percentage or portion of such rights and obligations assigned to such assignee and shall succeed to the applicable rights and obligations of Buyer hereunder, and (b) Buyer shall, to the extent that such rights and obligations have been so assigned by it to either (i) an Affiliate of Buyer which assumes the obligations of Buyer or (ii) to another Person which assumes the obligations of Buyer, be released from its obligations hereunder and under the Transaction Documents. Unless otherwise notified by Buyer in writing, Seller and Parent Guarantor shall continue to take directions solely from Buyer. Buyer may distribute to any prospective assignee any document or other information delivered to Buyer by Seller or Parent Guarantor.
(b)The Buyer may sell participations to one or more Persons in or to all or a portion of its rights and obligations under this Agreement; provided, however, that (i) Buyer's obligations under this Agreement shall remain unchanged, (ii) Buyer shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) Buyer remains a party hereto in an agency capacity for such participants, and as agent therefor, retains decision-making authority with respect to this Agreement and all Transactions hereunder, and (iv) Seller and Parent Guarantor shall continue to deal solely and directly with Buyer in connection with Buyer's rights and obligations under this Agreement and the Transaction Documents.
(c)The Buyer may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 13.20, disclose to the assignee or participant or proposed assignee or participant, as the case may be, any information relating to Seller or any Guarantor or any of their respective Subsidiaries or to any aspect of the Transactions that have been furnished to Buyer by or on behalf of Seller or any Guarantor or any of their respective Subsidiaries; provided, that such recipient has executed a customary non-disclosure agreement.
13.21.    Revival and Reinstatement of Obligations. If the incurrence or payment of any obligations by Seller or any Guarantor, or the transfer to Buyer of any property should for any reason subsequently be asserted, or declared, to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a “Voidable Transfer”), and if Buyer is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Buyer is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of Buyer related thereto, the liability of Seller and each Guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.
13.22.    Cash Management. In the event that any monies are held at the mortgage level by the lenders or servicer under the Existing Mortgage Loan or the Amended Mortgage (each as defined in Schedule 6.01(j)), as the case may be) as the result of a default under the Existing Mortgage Loan or the Amended Mortgage (each as defined in Schedule 6.01(j)), as the case may be), Buyer and Seller hereby agree that the Replacement Mezz Loan (as defined in Schedule 6.01(j)) shall continue to be paid in accordance with the amortization schedule set forth in Exhibit B-2 set forth in Schedule 6.01(j) hereto; provided, however, that any interest payments paid directly by Borrower (as defined in Exhibit B-2 set forth in Schedule 6.01(j)) that would have otherwise been paid from monies being held at the mortgage level, shall nevertheless be credited towards the Minimum Liquidity requirement set forth in Section 9.10.
13.23.    Time Before Foreclosure. So long as no Event of Default has occurred and is continuing, Buyer hereby agrees to use commercially reasonable efforts, and shall cooperate with all efforts, to refinance the Existing Mortgage Loan Documents (as such term is defined in Exhibit B-2 set forth in Schedule 6.01(j) hereto) with Seller in accordance with Exhibit B-2 set forth in Schedule 6.01(j) hereto and this Agreement
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.
SELLER
KBS GKK PARTICIPATION HOLDINGS II, LLC,
a Delaware limited liability company
By:    KBS DEBT HOLDINGS, LLC,
a Delaware limited liability company,
its sole member
By:    KBS LIMITED PARTNERSHIP,
a Delaware limited partnership,
its manager
By:    KBS REAL ESTATE INVESTMENT TRUST, INC.,
a Maryland corporation,
its sole general partner
By: /s/ David E. Snyder
David E. Snyder
Chief Financial Officer
In the presence of:
/s/ Craig C. Glorioso
Signature of Witness
Name: Craig C. Glorioso
Address: c/o Greenberg Traurig, LLP, 3161 Michelson Dr., Suite 1000, Irvine, CA 92612
Occupation: Attorney

[Signature Page to Amended and Restated Master Repurchase Agreement]

BUYER
CITIGROUP FINANCIAL PRODUCTS INC.

By:        /s/ Richard B. Schlenger
Name:    Richard B. Schlenger
Title:    Authorized Signatory

[Buyer Signature Page]